             As filed with the Securities and Exchange Commission on


                                  July 12, 2001


                           Registration No. 333-58650
  -----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                   FORM SB-2/A
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                                (AMENDMENT NO. 4)


                             ----------------------

                         FIRST WASHINGTON FINANCIALCORP
             (Exact name of Registrant as Specified in Its Charter)

                                   NEW JERSEY
         (State or other jurisdiction of incorporation or organization)

                                   52-2150671
                     (I.R.S. Employer Identification Number)

                           US ROUTE 130 & MAIN STREET
                            WINDSOR, NEW JERSEY 08561
                                 (609) 426-1000
          (Address, including zip code, and telephone number, including area code, of agent for service)

                         C. HERBERT SCHNEIDER, PRESIDENT
                         FIRST WASHINGTON FINANCIALCORP
                           US ROUTE 130 & MAIN STREET
                            WINDSOR, NEW JERSEY 08561
                                 (609) 426-1000
            (Name, address, including zip code and telephone number,
                   including area codes, of agent for service)

                                 WITH A COPY TO
                            ROBERT A. SCHWARTZ, ESQ.
                         WINDELS MARX LANE & MITTENDORF
                             120 ALBANY STREET PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08901
                                 (732) 846-7600

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box
                                                         [X]____________________

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                         [ ]____________________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                         [ ]____________________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                                         [ ]____________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                         [ ]____________________

                         FIRST WASHINGTON FINANCIALCORP
                         Cross Reference Sheet Form SB-2



Items of Form SB-2                        Prospectus Caption or Location
------------------                        ------------------------------

1.  Front of Registration Statement
    and Outside Front Cover Page
    of Prospectus ......................  Facing Page of Registration Statement;
                                          Front Cover Page of Prospectus
2.  Inside Front and Outside Back
    Cover Pages of Prospectus ..........  Inside Front Cover Page; Outside Back
                                          Cover Page; TABLE OF CONTENTS

3.  Summary Information and
    Risk Factors .......................  OFFERING SUMMARY; RISK FACTORS

4.  Use of Proceeds ....................  USE OF PROCEEDS

5.  Determination of Offering Price ....  THE OFFERING - Determination of
                                          Offering Price

6.  Dilution ...........................  Not Applicable

7.  Selling Security Holders ...........  Not Applicable

8.  Plan of Distribution ...............  THE OFFERING - Sale of Common Stock

9.  Legal Proceedings ..................  THE COMPANY - Legal Proceedings

10. Directors, Executive Officers,
    Promoters and Control Persons ......  MANAGEMENT - Board of Directors &
                                          Executive Officers

11. Security Ownership of Certain
    Beneficial Owners and Management ...  MANAGEMENT - Stock Ownership of
                                          Management and Certain Shareholders

12. Description of Securities ..........  DESCRIPTION OF THE COMPANY'S
                                          SECURITIES

13. Interest of Named Experts
    and Counsel ........................  Not Applicable

14. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities ....................  Not Applicable

15. Organization Within Last
    Five Years .........................  MANAGEMENT - Certain Transactions with
                                          Management

16. Description of Business ............  THE COMPANY

17. Management's Discussion and
    Analysis or Plan of Operation ......  MANAGEMENT'S DISCUSSION AND ANALYSIS
                                          OF FINANCIAL CONDITION AND RESULTS OF
                                          OPERATIONS

18. Description of Property ............  THE COMPANY - Description of Property

19. Certain Relationships and
    Related Transactions ...............  MANAGEMENT - Certain Transactions
                                          with Management

20. Market for Common Equity and Related
    Stockholder Matters ................  OFFERING SUMMARY; DESCRIPTION OF THE
                                          COMPANY'S SECURITIES

21. Executive Compensation .............  MANAGEMENT - Executive Compensation;
                                          Employment Agreements; 1997 Stock
                                          Option Plan; Director Compensation;
                                          1999 Stock Option Plan

22. Financial Statements ...............  INDEX TO CONSOLIDATED FINANCIAL
                                          STATEMENTS

23. Changes in and Disagreements with
    Accountants on Accounting and
    Financial Disclosure ...............  Not Applicable

PROSPECTUS
----------
                         FIRST WASHINGTON FINANCIALCORP


                            100,000 TO 300,000 SHARES
                                       OF
                                  COMMON STOCK

                                $15.00 Per Share


         We are incorporated under the laws of New Jersey. Our common stock is traded on the OTC Bulletin Board under the symbol "FWFC". Our subsidiary is First Washington State Bank, a New Jersey state chartered commercial bank. On June 28, 2001, the last sale price of our common stock was $20.00.

         We are offering for sale a minimum of 100,000 and a maximum of 335,000 shares of our common stock, at a price of $15.00 per share, for a total of $1.5 million to $5.0 million.

         Prior to September 15, 2001, shares will be offered only to our existing shareholders of record as of June 30, 2001. The offering to our existing shareholders (also referred to as the rights offering) consists of a nontransferable priority right to purchase shares. Any shares offered and not sold in the rights offering shall, beginning on September 15, 2001, be made available for sale to the general public. The subscription period for the offering of our shares will end on the earlier of (i) our receipt of subscriptions for 100,000 shares unless we elect to continue to solicit subscriptions for up to 335,000 shares, or (ii) at 5:00 p.m., New Jersey time, on October 15, 2001 (unless we extend the subscription period, to a date not later than December 31, 2001).

         We are selling these shares through the efforts of certain of our officers and directors, without the use of an underwriter or broker. Until we accept subscriptions, we will hold subscription payments in a non-interest-bearing account. Payments for subscriptions that are not accepted will be returned without interest or deduction. The minimum subscription amount per subscriber is 100 shares.

                                ----------------

         THE PURCHASE OF THE COMMON STOCK INVOLVES VARIOUS INVESTMENT RISKS WHICH YOU SHOULD CONSIDER CAREFULLY BEFORE YOU INVEST. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The shares of common stock are not bank deposits and are not secured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         =======================================================================

                                  Price to Public        Proceeds to Company (1)
         -----------------------------------------------------------------------
         Per Share                $15.00                 $15.00
         -----------------------------------------------------------------------
         Total (minimum/maximum)  $1,500,000/$5,025,000  $1,500,000/$5,025,000
         =======================================================================

-----------
(1) Before deduction of expenses of the offering payable by the company estimated at $100,000.

                The date of this prospectus is ___________, 2001

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

Offering Summary .......................................................     1
Consolidated Selected Financial and Other Data .........................     3
Risk Factors ...........................................................     5
Use of Proceeds ........................................................     9
The Offering ...........................................................     9
Capitalization .........................................................    11
Market for the Common Stock ............................................    11

Management's Discussion and Analysis of Financial
         Condition and Results of Operations ...........................    13
Recent Accounting Pronouncements .......................................    33
The Company ............................................................    34
Supervision and Regulation .............................................    35
Management .............................................................    38
Description of the Company's Securities ................................    43
Transfer Agent .........................................................    45
Legal Matters ..........................................................    46
Experts ................................................................    46
Where You Can Find Additional Information ..............................    46
Index to Financial Statements ..........................................   F-I

                                OFFERING SUMMARY

         The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the consolidated financial statements and notes.


First Washington FinancialCorp

         First Washington FinancialCorp is a bank holding company registered with the Board of Govenors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, incorporated under the laws of New Jersey. We are the holding company for First Washington State Bank, a New Jersey state chartered commercial bank. The bank is a full service commercial bank which provides a wide range of business and consumer financial services. Our target marketplace includes areas of Mercer, Monmouth and Ocean Counties, New Jersey. The bank operates through its main office located in Windsor, New Jersey, and ten branch offices located in Allentown, East Windsor, Freehold, Hamilton Square, Jackson, Lakewood, West Windsor and Whiting, New Jersey. The bank's deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits.


         We intend to use the proceeds of this offering as working capital for general corporate purposes, and to fund our continued expansion. Since December 31, 1996, our assets have grown by $149.6 million, or 107.1%. We have opened six new offices since 1996, with the last four coming in the past two years. We believe that through the continued big bank consolidation occurring throughout New Jersey, opportunities will arise for the bank to expand into communities underserved by the large, multi-state financial institutions. An expanded capital base will allow us to take advantage of these opportunities, and grow in a safe and sound manner. In addition, a larger capital base will permit the bank to make larger loans, and to better penetrate our market areas.


         As of March 31, 2001, we had total assets of $289.3 million, net loans of $159.4 million, total deposits of $259.9 million and total shareholders' equity of $19.5 million. See page F-2.


         The following is a summary of our financial highlights and strategies:


         o Earnings Increases -- We produced net income of $2.2 million in 2000, an increase of 11.2% over net income for 1999, and a cumulative increase of 34.2% over net income for 1998. In the first quarter of 2001, we produced net income of $586.4 thousand, an increase of 10.9% over net income for the same period in 2000.

         o Strategic Growth-- It is our strategic plan to continue to grow our franchise in both asset size and locations at a controlled, but steady pace. In 2000, we opened two new full service branches, and increased our asset size by 12.6 %, to $274.3 million. This follows our progress during 1999, in which we also opened two new branches and increased our asset size by 17.3% over the previous year. Our total assets grew by 5.5% in the first quarter of 2001. In the future, we hope to take advantage of opportunities to acquire new customers or branch locations. We believe the recent wave of bank consolidations creates opportunities for us to enhance the value of our franchise and that our steady asset growth and expansion will allow us to continue to safely build our franchise value. We believe these strategies enhance our long-term prospects.


         o Community-Based Institution -- Through the continuing trend of bank consolidations in New Jersey, many locally based community banks serving Central New Jersey have been acquired by larger, regional and multi-state institutions. These institutions are generally not headquartered within the Central New Jersey marketplace. We are committed to serving our local communities by providing customers access to senior bank officers and decision-makers.

         o Product Line Expansion-- New products and services helped stimulate our growth during 2000. Deposit growth was enhanced by the expansion of the "Senior Now Direct Account", which was implemented to provide senior citizens with an attractive package of convenient banking services, the introduction of "Physicians Presidential Banking" to cater to the many medical professionals in our market, and the "Commercial Equity Line of Credit Account", to permit businesses to use longer term lines of credit. We also introduced our VISA Check Card and 24 hour telephone banking. In 2001, we plan to make available "ExecuBanc" to provide on-line banking services, and we are looking at ways to expand our products beyond traditional banking products, such as insurance activities and other non-banking lines of business, to enhance our non-interest income.


Risk Factors


         There are certain risks associated with an investment in our common stock. Before you decide to purchase our common stock, you should read the Risk Factors section beginning on page 5 of this prospectus.



The Offering


Securities Offered .........  100,000 to 335,000 shares of common stock, no par value.

Subscription Price .........  $15.00 per share.

Rights Offering ............  Initially we are offering shares to existing shareholders of our common stock as of June 30, 2001 on a priority basis. Each existing shareholder has a non-transferable priority right to purchase shares, up to the maximum allowable number of shares in this offering. The rights offering will expire on September 14, 2001.

Public Offering ............  Beginning on September 15, 2001, any shares not sold in the rights offering to existing
                              shareholders will be offered to the public. The public offering will expire on October 15, 2001, unless we extend the offering until a date not later than December 31, 2001.

Common Stock Outstanding
Prior to the Offering ......  2,569,371 shares.

Common Stock Outstanding
After the Offering .........  2,669,371 if 100,000 shares are sold.

                              2,904,371 if 335,000 shares are sold.


Use of Proceeds ............  The net proceeds of this offering will be used to provide working capital for general corporate purposes and to fund our continued growth.

Minimum/Maximum
Subscription ...............  The minimum subscription amount per investor is
                              100 shares. Unless waived by us, no subscriber or group of subscribers may purchase more than 5% of the shares of common stock we are offering.

                              However, existing shareholders may purchase the amount of shares necessary to ensure that his or her percentage of ownership of the common stock after the offering is equal to his or her ownership percentage prior to the offering, even if more than 5% of the offering.


Subscriptions by
Management .................  Our directors and executive officers have indicated an intention to subscribe for in the aggregate, 70,000 shares of the common stock.

Market For Securities ......  The shares are not listed on any exchange or on the Nasdaq system. The shares are traded on the over the counter market with quotes available through the OTC Bulletin Board.


Plan of Distribution .......  Shares are being offered and sold by certain of our officers and directors. Subscription funds received by us will be held in a non-interest bearing account until accepted by us. We may reject any subscription at our discretion. We may accept subscriptions all at one time or from time-to-time at our discretion, and we may accept or reject subscriptions at our discretion. Subscriptions not accepted by us will be returned without interest or deduction.

If the Rights Offering is
Oversubscribed .............  If existing shareholders oversubscribe for shares in the rights offering, we will accept
                              subscriptions from each shareholder for the number of shares subscribed for but reduced by the percentage of that shareholder's subscription amount relative to the entire offering amount. For example, if the rights offering is oversubscribed by 10%, we will reduce the amount of each shareholder's subscription that we accept by 10%.



Consolidated Selected Financial and Other Data

         You should read the following selected information in conjunction with our consolidated financial statements and the notes to the consolidated financial statements, appearing in this prospectus on page F-1. The selected financial data at or for the periods ended March 31, 2001 and 2000 were derived from our unaudited financial statements for the respective periods. The selected financial data at or for the periods ended December 31, 2000, 1999 and 1998 were derived from our audited consolidated financial statements for the respective periods.


                              INCOME STATEMENT DATA
          (dollars in thousands, except percentages and per share data)

                                     Three months ended March 31,          For the years ended December 31,
                                     -----------------------------       -----------------------------------
                                         2001                2000           2000          1999         1998
                                         ----                ----           ----          ----         ----
Interest income....................    $ 4,908             $ 4,284       $ 18,420       $15,718      $13,543
Interest expense...................      2,672               2,082          9,515         7,576        6,601
                                       -------             -------       --------       -------      -------
  Net interest income..............      2,236               2,202          8,905         8,142        6,942
Provision for loan losses..........         65                  45            255           210          660
Net interest after provision for
  loan losses......................      2,171               2,157          8,650         7,932        6,282
Non-interest income................        383                 337          1,426         1,419        1,863
Non-interest expense...............      1,888               1,913          7,598         7,083        6,216
                                       -------             -------       --------       -------      -------
Income before income tax expense ..        666                 581          2,478         2,268        1,929
Income tax expense.................         80                  52            326           333          325
                                       -------             -------       --------       -------      -------
Net income.........................    $   586             $   529       $  2,152       $ 1,935      $ 1,604
                                       =======             =======       ========       =======      =======

                                 PER SHARE DATA

                                   Three months ended March 31,     For the years ended December 31,
                                   ----------------------------     --------------------------------
                                       2001          2000             2000       1999          1998
                                       ----          ----             ----       ----          ----
Net income - basic.......             $0.23          $0.21           $0.84      $0.75         $0.62
Net Income - diluted.....             $0.22          $0.20           $0.81      $0.72         $0.60

                               BALANCE SHEET DATA
          (dollars in thousands, except percentages and per share data)

                                                          At March 31,                     At December 31,
                                                    ----------------------       ------------------------------------
                                                      2001           2000          2000            1999         1998
                                                      ----           ----          ----            ----         ----
Total Assets.....................................   $289,343      $249,566       $274,275        $243,486    $207,490
Loans, net.......................................    159,384       137,621        152,860         135,368     114,486
Investment securities available-for-sale.........     35,159        38,916         38,776          37,243      31,342

Investment securities-held-to-maturity...........     17,007         6,756         13,958           6,086       5,886

Mortgage-backed securities available-for-sale....     49,464        43,936         47,556          43,865      35,903

Deposits.........................................    259,853       225,118        246,685         221,374     188,600
Stockholders' equity.............................     19,455        15,319         18,131          14,929      14,353

                          SELECTED OPERATING RATIOS (1)
          (dollars in thousands, except percentages and per share data)

                                          Three months ended March 31,         For the years ended December 31,
                                          ----------------------------        ---------------------------------
                                           2001                  2000          2000          1999         1998
                                           ----                  ----          ----          ----         ----
Return on average assets.................  0.84%                  0.86%        0.84%         0.85%        0.86%
Return on average shareholders' equity...  12.62                 13.81        13.36         13.11        11.80
Net interest margin (2)..................   3.69                  4.13         4.00          4.14         4.23
Equity to assets.........................   6.65                  6.22         6.26          6.48         7.29


                          SELECTED ASSET QUALITY DATA,
                        CAPITAL AND ASSET QUALITY RATIOS
          (dollars in thousands, except percentages and per share data)

                                                   Three months ended March 31,     At or for the years ended December 31,
                                                   ----------------------------     --------------------------------------
                                                    2001                  2000       2000             1999           1998
                                                    ----                  ----       ----             ----           ----
Leverage ratio...............................      6.83%                  6.74%      6.74%            6.56%          7.12%
Non-accrual loans/total loans................      0.15%                    NM       0.17%            0.01%          0.01%
Non-performing assets/total assets (including
     other real estate owned)................      0.08%                    NM       0.10%            0.00%          0.05%
Allowance for loans losses/
     total loans.............................      1.12%                  1.22%      1.21%            1.19%          1.26%
Allowance for loan losses/non-
     performing assets.......................        NM                     NM         NM               NM             NM
Net charge-offs/average total loans..........      0.08%                     -       0.02%            0.03%          0.22%

---------------
(1) With the exception of end of period ratios, all ratios are based on average and monthly balances during the indicated periods and are annualized where appropriate.
(2) The net interest margin is calculated by dividing net interest income by average interest earning assets.
NM - Not meaningful.

                                  RISK FACTORS

         You should consider the following risk factors in addition to the other information in this prospectus before investing in our common stock.

         In addition, you should be aware that certain statements in this prospectus are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "will be positioned," "believes," "expects," is or are "expected" and "anticipated."

         These forward-looking statements are based on our current expectations. The risk factors set forth below are cautionary statements identifying important factors that could negatively affect our results or the value of your investment in our common stock or cause actual results to differ materially from those in the forward-looking statements.


The lack of liquidity of our common stock may inhibit the sale or value of your shares.

         Our common stock is traded on the over the counter market and listed with the OTC Bulletin Board. At least one market maker acts as principal in effecting transactions for our common stock. However, the volume of trading of our shares has traditionally been very low. Without an active trading market in our common stock, you may not be able to sell your shares at the price paid in this offering. Further, if there should be a time when no market maker acts as principal for effecting transactions in our shares, it may be difficult for you to sell your shares promptly. We are undertaking this offering without the assistance of an underwriter or broker/dealer. It is therefore unlikely that this offering will result in a significant increase in trading volume and liquidity in our stock.


Our continued growth may negatively affect profitability.

         Since December 31, 1998, our asset size has grown 39.4% and we have added four new branches. Our business plan calls for our continued expansion. This expansion may detrimentally impact our future profitability in several ways, including through potential loan losses and the need for future provisions to the loan loss reserve, and an increase in operating and other non-interest expenses associated with growth.

         Our continued growth and success also depends on the ability of our officers and key employees to manage our growth effectively, to attract and retain skilled employees and to expand the capabilities of our management information systems. Accordingly, there can be no assurance that we will be successful in managing our expansion and the failure to do so would adversely affect our financial position.


Defensive measures contained in the Certificate of Incorporation limit the ability of shareholders to exert control over the Board of Directors. Our Board may consider issues other than price in evaluating offers.

         Our Certificate of Incorporation contains certain provisions which have been adopted to permit the Board to act in the best interests of all shareholders in the event of an unsolicited takeover bid. These provisions may also have significant effects in limiting the ability of our shareholders to effect an immediate change in the composition of the Board of Directors and to otherwise exercise their voting power to affect the composition of the board or to accept an offer which the shareholders may consider to be in their best interests but which the Board does not accept. In general, these provisions provide for (i) a classified Board of Directors; (ii) that directors may not be removed by shareholders without cause; (iii) that the affirmative vote of 66 2/3% of the outstanding shares of common stock are required to approve a merger, consolidation or sale of substantially all of the company's assets, unless the proposed transaction is approved by a majority of the Board of Directors; and
(iv) prior notice of any shareholder nominations and proposals. In addition, our Certificate of Incorporation provides that when the Board of Directors evaluates a tender or exchange offer for our securities, a proposal to merge or consolidate with another entity, or a proposal to have all or substantially all of our property and assets acquired by another entity, the Board may, as permitted by New Jersey law, give due consideration to all facts that it deems relevant in evaluating what is in the best interests of the company, the bank and the shareholders.

We are dependent upon commercial real estate values.

         Our loan portfolio includes a large and growing percentage of loans secured by commercial real estate. At March 31, 2001, a majority of our loans were secured by commercial real estate. A decrease in commercial real estate values in our market area, or a decrease in market activity for commercial real estate properties may negatively impact our borrower's abilities to repay their loans and our ability to collect amounts owed to us if we are required to realize upon this collateral.


The offering price of our securities has been determined by our Board of Directors.

         The offering price of our shares in this offering is not based primarily upon the market price of the stock, but rather by the company's own valuation of its shares. Therefore, an investor who purchases shares in this offering and later wishes to sell those shares may not receive a price equal to the offering price.


We have not historically paid cash dividends.

         We have not historically paid cash dividends on our common stock. Rather, we have retained our earnings to augment our shareholders' equity and provide capital for future growth. Although the Board will review our dividend policy on an ongoing basis, we currently do not intend to pay cash dividends for the foreseeable future. The common stock should not be purchased by persons who need or desire dividend income from their investment.


Future offerings of our securities may dilute your ownership interest and the book value of your shares.

         Our determination of the amount of capital which we are seeking to raise in this offering was based, in part, on our historic growth. If, however, the capital raised in this offering is not enough to fund our future growth, we may sell additional shares of our stock in future offerings to raise additional capital. The sale of additional shares of our stock in the future may have the effect of diluting your voting interest and, depending upon the price we receive for such shares, diluting the book value of your shares.

Our results of operation depend upon the performance of our investment portfolio.

         For the year ended December 31, 2000, investment securities including mortgage-backed securities, made up 36.6% of our total assets. Income on investment securities made up 28.8% of our interest income in 2000. Our loan to deposit ratio is 62.7%. The return on our investment securities is affected by many factors, including the national economy and interest rates. Therefore, changes in the national economy or a dramatic shift in interest rates could adversely affect our net income.

Changes in local economic conditions could adversely affect our loan portfolio.

         Our success depends to a certain extent upon the general economic conditions of the local markets that we serve. Unlike larger banks that are more geographically diversified, we provide banking and financial services primarily to customers in Mercer, Monmouth and Ocean Counties, New Jersey, the counties in which we have branches. Therefore, any decline in the economy of New Jersey or these particular areas could have an adverse impact on us.

         Our loans, the ability of borrowers to repay these loans and the value of collateral securing these loans are impacted by economic conditions. Our financial results, the credit quality of our existing loan portfolio, and the ability to generate new loans with acceptable yield and credit characteristics may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Although economic conditions in our primary market areas are strong and have aided our recent growth, we cannot assure you that these conditions will continue to prevail. We cannot assure you that positive trends or developments discussed in this prospectus will continue or that negative trends or developments will not have a significant adverse effect on us.

The company is dependent on the bank as a source for dividends on the common stock.

     First Washington FinancialCorp is a legal entity separate and distinct from the bank. The company has no material assets other than its ownership of the bank. Earnings of the company are wholly dependent on the earnings of the bank, as the company has engaged in no significant operations of its own. Accordingly, the earnings of the company, and its ability to pay dividends on the common stock, are dependent on the receipt by the company of earnings of the bank in the form of dividends. Any restriction on the ability of the bank to pay dividends could significantly and adversely affect the ability of the company to pay dividends with respect to the common stock. The bank's ability to pay dividends or make other capital distributions to the company is governed by regulations imposed by the New Jersey Department of Banking and Insurance, the Federal Reserve and the Federal Deposit Insurance Corporation, the bank's primary regulators.

The following risk factors apply to an investment in commercial banks generally, as well as to our operations:

We may be subject to higher operating costs as a result of government regulation.


    We are subject to extensive federal and state legislation, regulation and supervision which is intended primarily to protect depositors and the Federal Deposit Insurance Corporation's Bank Insurance Fund, rather than investors. Legislative and regulatory changes may increase our cost of doing business or otherwise adversely affect us and create competitive advantages for non-bank competitors.



There is a risk that we may not be repaid in a timely manner, or at all, for loans we make.

    The risk of nonpayment (or deferred or delayed payment) of loans is inherent in commercial banking. Such nonpayment (or delayed or deferred payment) of loans to the bank, if they occur, may have a material adverse effect on our earnings and overall financial condition. Additionally, in compliance with applicable banking laws and regulations, the bank maintains an allowance for loan losses created through charges against earnings. As of December 31, 2000, the bank's allowance for loan losses was $1.9 million. The bank's marketing focus on individuals and on small to medium-size businesses may result in the assumption by the bank of certain lending risks that are different from or greater than those which would apply to loans made to larger companies. We seek to minimize our credit risk exposure through credit controls which include evaluation of potential borrowers, available collateral, liquidity and cash flow. However, there can be no assurance that such procedures will actually reduce loan losses.

The laws that regulate our operations are designed for the protection of depositors and the public, but not our shareholders.

    The federal and state laws and regulations applicable to our operations give regulatory authorities extensive discretion in connection with their supervisory and enforcement responsibilities, and generally have been promulgated to protect depositors and the deposit insurance funds and not for the purpose of protecting shareholders. These laws and regulations can materially affect our future business. Laws and regulations now affecting us may be changed at any time, and the interpretation of such laws and regulations by bank regulatory authorities is also subject to change. We can give no assurance that future changes in laws and regulations or changes in their interpretation will not adversely affect our business.

The potential impact of changes in monetary policy and interest rates may negatively affect our operations.

     Our operating results may be significantly affected (favorably or unfavorably) by market rates of interest which, in turn, are affected by prevailing economic conditions, by the fiscal and monetary policies of the United States government and by the policies of various regulatory agencies. Our earnings will depend primarily upon our interest rate spread (i.e., the difference between income earned on our loans and investments and the interest paid on our deposits and borrowings). Like many financial institutions, we may be subject to the risk of fluctuations in interest rates, which, if significant, may have a material adverse effect on our operations.

We cannot predict how changes in technology will impact our business.

         The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:


         o telecommunications;
         o data processing;
         o automation;
         o internet-based banking;
         o telephone banking; and
         o debit cards and so-called "smart cards."

         Our ability to compete successfully in the future will depend, to a certain extent, on whether we can anticipate and respond to technological changes. We have recently introduced telephone banking, debit card services, and a PC-based banking service. The successful operation and further development of these and other new technologies will likely require additional capital investments in the future. We cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.



We are in competition with many other banks, including larger commercial banks which have greater resources than us.

         The banking industry within the State of New Jersey is highly competitive. The bank's principal market area is served by branch offices of large commercial banks and thrift institutions. We also face competition from other companies which provide financial services, including consumer loan companies, credit unions, mortgage brokers, insurance companies, securities brokerage firms, money market mutual funds, internet banks and private lenders. In addition, in November of 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 was passed into law. Among other things, the Act permits insurance companies and securities firms to acquire or form financial institutions, thereby further increasing the competition we face. A number of our competitors have substantially greater resources to expend upon advertising and marketing than we do, and their substantially greater capitalization enables them to make much larger loans. Our success depends a great deal upon our judgment that large and mid-size financial institutions do not adequately serve individuals and small businesses in our principal market area and on our ability to compete favorably for such customers. In addition to competition from larger institutions, we also face competition for individuals and small businesses from recently formed banks seeking to compete as "home town" institutions. Most of these new institutions have focused their marketing efforts on the smaller end of the small business market we serve.

Our allowance for loan losses may not be adequate to cover actual losses.

         Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and nonperformance. We believe that our allowance for loan losses is adequate to cover losses inherent in the loan portfolio. However, our allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect results of our operations.

         Risks within the loan portfolio are analyzed on a continuous basis by management, by independent internal and external loan review functions and by the audit committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and the appropriate level of loss reserves. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current and anticipated economic conditions and considers such factors as the financial condition of the borrowers, past and expected loan loss experience, and other factors management feels deserve recognition in establishing an adequate reserve. This risk assessment process is performed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. Although we believe that our allowance for loan losses is adequate to cover anticipated losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. The need to take additional provisions could adversely affect our earnings.

                                 USE OF PROCEEDS

         We estimate the net proceeds of this offering to be $1.4 million, (after deducting offering expenses of $100,000) if we sell 100,000 shares, and $4.9 million (after deducting offering expenses) if we sell 335,000 shares. These proceeds will be used as working capital for general corporate purposes and to fund our future growth while maintaining our capital at an acceptable level. In addition, a larger capital base will permit the bank to make larger loans, and to better penetrate our market areas.


                                  THE OFFERING
General

         We are offering a minimum of 100,000 and a maximum of 335,000 shares of our common stock at a price of $15.00 per share, for a total of between $1.5 million and $5.0 million. Offering expenses are estimated to be $100 thousand. The minimum number of shares required for a purchaser to participate in this offering is 100 shares. The maximum purchase for any investor or group of investors is 5% of the shares of common stock we are offering, unless we, in our sole discretion, accept a subscription for a greater number of shares. In addition, we will accept subscriptions from our existing shareholders for an amount in excess of 5% of the shares being offered in order to permit that existing shareholder's ownership percentage of the outstanding common stock after this offering to equal his or her ownership percentage prior to the offering.

Determination of Offering Price

         We have determined the offering price of the common stock in this offering through our own valuation of the shares and based upon the amount of additional capital needed for corporate purposes, rather than on the trading value of the common stock on the OTC Bulletin Board. Among the factors we took into consideration in determining the price for the common stock were the price to book value multiple indicated by the offering price (i.e., at an offering price of $15.00 per share, the price would indicate a price to book value ratio of 198% as of June 28, 2001), a review of our recent growth history and our expectations for our future performance, and consideration of the price for shares paid in recent offerings of de novo banks and bank holding companies in New Jersey.


Offering Period

         This offering of our common stock consists of two parts - the rights offering and the public offering. We are offering for sale a total of between 100,000 and 335,000 shares of our common stock at a price of $15.00 per share. The price will be the same in both the rights offering and the public offering.


Rights Offering

         Initially, our existing shareholders will have a priority right to purchase our common stock. This rights offering is open to any shareholder of the company as of the record date, June 30, 2001. Any existing shareholder may purchase up to a maximum of 5% of the shares we are offering, unless we, in our sole discretion, accept a subscription for a greater number of shares. In addition, we will accept subscriptions from our existing shareholders for an amount in excess of 5% of the shares being offered in order to permit an existing shareholder's ownership percentage of the outstanding common stock after this offering to equal his or her ownership percentage prior to the offering.

         The rights offering will end on the earlier of (i) our receipt of subscriptions for 100,000 shares unless we elect to continue to solicit subscriptions for up to 335,000 shares, or (ii) at 5:00 p.m. New Jersey time on September 14, 2001, prior to the commencement of the public offering on September 15, 2001.

Public Offering

         Commencing September 15, 2001, any shares of our common stock not sold in the rights offering will be offered to the general public in a public offering. We will accept subscriptions for our shares in the public offering until the earlier of (i) our receipt of total subscriptions (including subscriptions from the rights offering) for 100,000 shares unless we elect to continue to solicit subscriptions for up to 335,000 shares, or (ii) at 5:00 p.m., New Jersey time, on October 15, 2001 (unless we extend this date, at our sole discretion to a date not later than December 31, 2001).

         No investor or group of investors may purchase more than 5% of the total number of shares we are offering, unless we, in our sole discretion, accept a subscription for a greater number of shares.


Sale of Common Stock

         We are offering shares of our common stock on a best efforts basis. The shares are being sold through the efforts of certain of our officers and directors without the use of an underwriter. These officers and directors will be exempt from registration as brokers under SEC Rule 3a4-1. We will not pay any commissions on the sales of our stock. We will, however, reimburse these individuals for reasonable expenses they incur in connection with the offering.


How to Subscribe

         If you wish to subscribe for shares of our common stock, you must complete the steps set forth below before the offer ends. You may subscribe for whole shares only. The minimum subscription amount per subscriber is 100 shares.

         1) Complete and sign the subscription agreement which accompanies this prospectus;

         2) Make full payment of the entire purchase price for the shares subscribed in United States currency by check, or money order payable to First Washington FinancialCorp; and

         3) Deliver the subscription agreement, together with the payment described above, to First Washington FinancialCorp, U.S. Route 130 & Main Street, Windsor, New Jersey 08561, Attn: Nora Rauscher.

         No minimum subscription amount is required before we accept subscription funds. Pending acceptance of subscription funds by us, we will hold funds in a non-interest bearing account. We may reject any subscription at our discretion. We may accept subscriptions all at one time, or from time-to-time, at our discretion. In the event any subscription is not accepted, those subscription funds will be returned without interest or deduction.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2001 and as adjusted to give effect, after deducting offering expenses, to the sale of the common stock by this prospectus, at an offering price of $15.00 per share.


                                                                                          March 31, 2001
                                                                                   As Adjusted for this Offering
                                                                                     100,000          335,000
                                                                        Actual     Shares Sold      Shares Sold
                                                                      -------------------------------------------
                                                                                (dollars in thousands)
Shareholders' equity
Preferred stock, no par value, 1,000,000 shares
  authorized, no shares issued or outstanding.....................        $-0-          $-0-              $-0-
Common stock no par value, 10,000,000 shares
  authorized, 2,569,371 shares issued and outstanding (actual)....     16,945         18,345            21,870

Retained earnings ................................................      1,909          1,909             1,909

Accumulated other comprehensive income(loss)......................        601            601               601
                                                                      ----------------------------------------

            Total shareholder's equity............................    $19,455        $20,855           $24,380

Book value per share..............................................      $7.57          $7.81             $8.39

The following tables set forth our capital ratios for both the company as of March 31, 2001, and as adjusted to give effect, after deducting offering expenses, to the sale of the common stock offered by this prospectus at an offering price of $15.00 per share, as well as the minimum required regulatory capital.


First Washington FinancialCorp
--------------------------------------------------------------------------------------------------------------------
                                                March 31, 2001               As Adjusted             For Capital
                                                     Actual               100,000 / 335,000       Adequacy Purposes
                                                                            Shares Sold (1)
--------------------------------------------------------------------------------------------------------------------
Risk-based Capital:
--------------------------------------------------------------------------------------------------------------------
Total Capital (to risk-weighted assets)              10.99%                11.72% / 13.54%               8.00%
--------------------------------------------------------------------------------------------------------------------
Tier I Capital (to risk-weighted assets)             10.03%                10.76% / 12.58%               4.00%
--------------------------------------------------------------------------------------------------------------------
Tier I Capital (to average assets)                    6.83%                 7.30% /  8.46%               4.00%
--------------------------------------------------------------------------------------------------------------------


---------------
(1) Assumes that net proceeds are invested in U.S. Government Agency securities, risk-weighted at 20%.

Market for the Common Stock

     Our common stock is traded on the over-the-counter market and listed on the OTC Bulletin Board under the symbol "FWFC." A requirement for inclusion on the OTC Bulletin Board is that there be at least one market maker for the common stock. Acting as a market maker involves the publication of "bid" and "ask" prices and maintaining the ability, subject to compliance with various securities laws and other regulatory requirements, to act as principal in effecting transactions in reasonable quantities at the quoted prices. At the date of this prospectus, the OTC Bulletin Board listed four market makers acting as principals with regard to our common stock.

         The following table shows the high and low bid price for the common stock on the OTC Bulletin Board for the last two fiscal years. High and low bid prices reported on the OTC Bulletin Board reflect inter-dealer quotations, without retail markup, mark-down or commissions, and may not necessarily represent actual transactions.


                                                      2001
                                               High           Low
                                               ----           ---
1st Quarter ...............................   $17.50        $14.12

2nd Quarter through June 19, 2001 .........   $23.00        $15.60

                                                      2000
                                               High           Low
                                               ----           ---
1st Quarter ...............................   $17.25        $12.00
2nd Quarter ...............................   $16.13        $15.09
3rd Quarter ...............................   $16.59        $15.09
4th Quarter ...............................   $16.50        $14.12

                                                      1999
                                               High           Low
                                               ----           ---
1st Quarter ...............................   $16.48        $14.96
2nd Quarter ...............................   $17.54        $15.68
3rd Quarter ...............................   $17.25        $15.75
4th Quarter ...............................   $17.25        $12.00


         The Company has historically not paid cash dividends, but has declared annual stock dividends or stock splits. The market prices above are adjusted to account for (i) a 5% stock dividend declared on August 11, 1999, and (ii) a four-for-three stock split declared on September 13, 2000.

         As of March 31, 2001, the company had 487 shareholders of record.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW


We are the holding company for First Washington State Bank. The bank was founded in 1989 with the goal of providing high quality products and superior, personal customer service to individuals and businesses in the markets surrounding our office locations. Since we opened our first office in Windsor, New Jersey in December 1989, we have sought new locations with business communities underserved by the state's larger financial institutions. Our strategy of providing local, community based financial products and services has led us to grow to eleven offices, with our newest four offices opening in 1999 and 2000. We will continue to seek new locations in markets with a strong, small business community. We believe we can meet the needs of these customers faster and more efficiently than large, multi-state institutions, while maintaining our excellent history of credit quality and producing a return for our shareholders. We also believe that the continuing consolidation within our New Jersey market place will continue to provide us with opportunities to acquire customers who are not adequately served.


                              RESULTS OF OPERATIONS

For the quarter ended March 31, 2001, we recognized net income of $586 thousand, or $0.23 per basic share, compared to net income of $529 thousand, or $0.21 per basic share for the quarter ended March 31, 2000. At March 31, 2001, our total assets were $289.3 million, an increase of $15.0 million over total assets at year-end 2000. Our net loans increased by $6.5 million to $159.4 million and our total deposits increased by $13.2 million to $259.9 million.

For the year ended December 31, 2000 we recognized net income of $2.2 million or $0.84 per share-basic compared to net income of $1.9 million, or $0.75 per share-basic for the year ended December 31, 1999. At December 31, 2000, our total assets reached $274.3 million, an increase of 12.6% over total assets at December 31, 1999, our net loans totaled $152.9 million, an increase of 12.9% over net loans at December 31, 1999 and our deposits totaled $246.7 million, an increase of 11.4% over total deposits at December 31, 1999.

Our continued growth, both through the year 2000 and in the first quarter of 2001, has occurred both in our existing markets and through our new office locations in Whiting and East Windsor, New Jersey (both opened in 1999) and Lakewood and Hamilton Square, New Jersey (both opened in 2000).

Our results of operations depend primarily on net interest income, which is the difference between the interest earned on interest-earning assets and the interest paid on deposits and funds borrowed to support those assets. Net interest margin is a function of the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities. Net income is also affected by the amount of non-interest income (primarily service fees on deposit accounts) and operating expenses.

Net Income. For the quarter ended March 31, 2001, we recognized net income of $586 thousand, an increase of $57 thousand over the quarter ended March 31, 2000. The increase in our net income resulted from a $624 thousand increase in interest income, a $46 thousand increase in non-interest income and a $26 thousand decrease in total non-interest expenses, substantially offset by a $590 thousand increase in interest expense, a $20 thousand increase in provision for loan losses, and a $29 thousand increase in income tax expense.

For the year ended December 31, 2000, we recognized a net income of $2.2 million, an increase of $217 thousand from income of $1.9 million for the year ended December 31, 1999. The period to period increase in reported net income is attributable to an increase in our net interest income, partially offset by an increase in non-interest expense, as we incurred increased salary, employee benefit and occupancy expenses in connection with our new office locations and overall growth.

Interest Income. Total interest income increased by $624 thousand to $4.9 million for the quarter ended March 31, 2001 from $4.3 million for the prior year quarter. The increase in interest income primarily reflects an increase in our interest earning assets, as our total average interest earning assets for the quarter ended March 31, 2001 increased to $263.9 million from $232.7 million from the 2000 first quarter. In addition, the average yield on total interest earning assets increased by three (3) basis points, to 7.74% from 7.71% for the first quarter of 2000. The increase in average assets consisted primarily of an increase of average loans outstanding to $156 million from $136 million. The yield on loans also increased by three (3) basis points to 8.61% from 8.58% in the prior year quarter.


Total interest income increased $2.7 million, or 17.2%, to $18.4 million for the year ended December 31, 2000 from $15.7 million in 1999. This increase in interest income primarily reflects an increase in our average balance of earning assets, as well as an increase in rates reflecting general increases in market rates of interest. Average balances increased by $17.6 million for loans, $5.9 million for investment securities, and $3.0 million for federal funds sold. The average yield on the loan portfolio increased to 8.81% from 8.73%, the average yield on taxable investment securities increased to 6.69% from 5.91% and the average yield on federal funds sold increased to 6.32% from 5.22% in 2000 as compared to 1999 reflecting higher market rates of interest. The narrower increase in average yield on loans is a reflection of the repricing characteristics of these products as compared to securities and federal funds sold.

Interest Expense. Our interest expense for the quarter ended March 31, 2001 increased by $590 thousand to $2.7 million from $2.1 million. Of this, our expense for borrowed funds increased to $107 thousand from $82 thousand. The increase in our interest expense represents both an increase in the outstanding balance of liabilities and an increase in the average rate paid on interest bearing liabilities. Total average interest bearing liabilities for the quarter ended March 31, 2001 were $219.4 million, an increase of $29.5 million, or 15.5% over average outstanding interest bearing liabilities for the quarter ended March 31, 2000. In addition, the average rate paid on interest bearing liabilities increased by forty-nine basis points to 4.87% in the current year quarter from 4.38% in the prior year quarter. The increase in the average balance of interest bearing liabilities reflects our continued penetration of the markets surrounding our existing branch locations as well as the continued success of our newer branch locations. Our two newest branches opened during the course of 2000, and so had no impact on the first quarter of 2000. The increase in average rate paid on interest bearing deposits reflects rates paid to retain current customers as well as to attract new customers to the new branches opened in 2000.


Our interest expense for the year ended December 31, 2000 increased $1.9 million, or 25.6%, to $9.5 million from $7.6 million for 1999. The increase in interest expense reflects a 12.6% increase in average interest bearing liabilities during 2000. In addition, interest expense for borrowed funds increased by approximately $200 thousand from $224 thousand for the year ended December 31, 1999 to $424 thousand for the year ended December 31, 2000. The increase in interest expense on borrowed funds is attributable to our sweep repurchase agreement program which began in December 1999. Although deposits remain our primary source of funding, it is our strategy to fund loans from the most cost effective source. While the composition of deposits did not change from year to year, an increase in market rates affected interest expense, both on existing accounts and on new accounts. During 2000, as we opened two new branches, a large number of new accounts, particularly time deposits, were opened at higher prevailing market rates.

Net-Interest Income. Net interest income for the three months ended March 31, 2001 was $2.2 million, unchanged from the $2.2 million in net income recognized in the first quarter of 2000. The net interest margin for the quarter ended March 31, 2001 was 3.69%, compared to a net interest margin of 4.13% for the quarter ended March 31, 2000. The decline reflects the accelerating increase in interest expense during the first quarter of 2001 compared to the prior year quarter.

As a result of the changes discussed above, net interest income increased by $763 thousand, or 9.4%, for the year ended December 31, 2000 over net interest income for 1999. The net interest margin for the year ended December 31, 2000 was 4.00 as compared to 4.14 for the year ended December 31, 1999. While the interest margin decreased from 1999 to 2000, the timing of market rate increases coupled with the repricing intervals of assets and liabilities enabled us to offset the decline.

                       COMPARATIVE AVERAGE BALANCE SHEETS

The following tables reflect the components of our net interest income, setting forth for the periods presented herein, (1) average assets, liabilities and shareholders' equity, (2) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (3) average yields earned on interest-earning assets and average rates paid on interest bearing liabilities, (4) the company's net interest spread (i.e., the average yield on interest-earnings assets less the average rate on interest-bearing liabilities) and (5) the company's net yield on interest-earning assets. Rates are computed on a tax equivalent basis.


                              AVERAGE BALANCE SHEET

                              (dollars in thousands)

                                                   31-Mar-01                               31-Mar-00
                                       -----------------------------------    -------------------------------------
                                        AVG BAL     INTEREST      YIELD        AVG BAL      INTEREST       YIELD
                                                    INC/EXP                                  INC/EXP
ASSETS
DUE FROM BANKS                          $    476             8      6.72%       $     93              2      8.60%

LOANS (1)                                155,519         3,347      8.61%        136,461          2,927      8.58%
TAXABLE SECURITIES                        65,731         1,069      6.51%         54,317            883      5.50%
TAX EXEMPT SECURITIES (2)                 34,015           574      6.75%         34,622            574      6.63%
FED FUNDS SOLD                             8,173           110      5.38%          7,237             99      5.47%
                                        ----------------------                  -----------------------

TOTAL INTEREST EARNING ASSETS            263,914         5,108      7.74%        232,730          4,485      7.71%
NON-INTEREST EARNING ASSETS               17,278                                  15,417
ALLOWANCE FOR POSSIBLE LOAN LOSSES        (1,862)                                 (1,647)

                                        --------                                --------
           TOTAL ASSETS                 $279,330                                $246,500
                                        ========                                ========

LIABILITIES & EQUITY
REPURCHASE AGREEMENTS                   $  5,520            67      4.86%       $  3,063             35      4.57%

INTEREST BEARING DEMAND DEPOSITS
                                          23,192           124      2.14%         16,550             76      1.84%
SAVINGS AND MONEY MARKET DEPOSITS
                                          43,268           299      2.76%         41,416            255      2.46%
FHLB ADVANCES                              2,500            40      6.40%          3,000             47      6.27%
TIME DEPOSITS                            144,909         2,142      5.91%        125,903          1,668      5.30%
                                        ----------------------                  -----------------------
TOTAL INTEREST BEARING LIABILITIES       219,389         2,672      4.87%        189,932          2,081      4.38%

DEMAND DEPOSITS                           39,865                                  39,730
OTHER LIABILITIES                          1,490                                   1,514
                                        --------                                --------
TOTAL NON-INTEREST                                                                41,244
BEARING LIABILITIES                       41,355
TOTAL LIABILITIES                        260,744                                 231,176
SHAREHOLDERS' EQUITY                      18,586                                  15,324
                                        --------                                --------
   TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                 $279,330                                $246,500
                                        ========                                ========
NET INTEREST DIFFERENTIAL                                           2.87%                                    3.33%
                                                                    ====                                     ====

NET YIELD ON INTEREST EARNING ASSETS                                3.69%                                    4.13%

NET INTEREST INCOME                                     $2,436                                   $2,404
                                                        ======                                   ======

                                                       AVERAGE BALANCE SHEET

                                                       (dollars in thousands)

                                           31-Dec-00                         31-Dec-99
                               --------------------------------------------------------------------

                                     AVG BAL    INTEREST    YIELD      AVG BAL   INTEREST    YIELD
                                                 INC/EXP                          INC/EXP
                               --------------------------------------------------------------------
ASSETS
DUE FROM BANKS                     $      88          7     7.95%   $      93          7     7.53%
LOANS (1)                            142,946     12,593     8.81%     125,323     10,942     8.73%
TAXABLE SECURITIES                    57,545      3,849     6.69%      51,245      3,030     5.91%
TAX EXEMPT SECURITIES (2)             33,596      2,243     6.68%      33,968      2,265     6.67%
FED FUNDS SOLD                         8,123        513     6.32%       5,127        268     5.23%
                                   --------------------             --------------------
TOTAL INTEREST EARNING ASSETS        242,298     19,205     7.93%     215,756     16,512     7.65%


NON-INTEREST EARNING ASSETS           16,707                           13,731
ALLOWANCE FOR POSSIBLE LOAN
LOSSES                                (1,711)                          (1,570)
                                   ---------                        ---------
               TOTAL ASSETS        $ 257,294                        $ 227,917
                                   =========                        =========

LIABILITIES & EQUITY
REPURCHASE AGREEMENTS              $   3,889        203     5.22%   $     166          5     3.01%
INTEREST BEARING DEMAND
DEPOSITS                              19,566        396     2.02%      14,589        249     1.71%
SAVINGS AND MONEY MARKET
DEPOSITS                              41,284      1,132     2.74%      41,643      1,011     2.43%

FHLB ADVANCES                          3,514        221     6.29%       3,475        218     6.27%

TIME DEPOSITS                        130,886      7,563     5.78%     117,017      6,093     5.21%
                                   --------------------             --------------------
TOTAL INTEREST BEARING
LIABILITIES                           199,139      9,515     4.78%     176,890      7,576     4.28%
                                                  ------                            -----

DEMAND DEPOSITS                       36,775                           31,674

OTHER LIABILITIES                      5,270                            4,593
                                   ---------                        ---------
TOTAL NON-INTEREST BEARING
LIABILITIES                           42,045                           36,267
             TOTAL LIABILITIES       241,184                          213,157
          SHAREHOLDERS' EQUITY        16,110                           14,760
                                   ---------                        ---------
         TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY     $ 257,294                        $ 227,917
                                   =========                        =========
NET INTEREST DIFFERENTIAL                                   3.15%                            3.37%
                                                            =====                            =====
NET YIELD ON INTEREST EARNING
ASSETS                                                      4.00%                            4.14%
                                                            =====                            =====
NET INTEREST INCOME                              $9,690                           $8,936
                                                 ======                           ======


                                          31-Dec-98
                               ----------------------------------------

                                    AVG BAL      INTEREST       YIELD
                                                  INC/EXP
                               ----------------------------------------
ASSETS

DUE FROM BANKS                    $     205             12       5.85%
LOANS (1)                           110,403          9,975       9.04%
TAXABLE SECURITIES                   37,674          2,202       5.84%
TAX EXEMPT SECURITIES (2)            24,078          1,642       6.82%
FED FUNDS SOLD                        5,204            287       5.51%
                                  ------------------------
TOTAL INTEREST EARNING ASSETS       177,564         14,118       7.95%


NON-INTEREST EARNING ASSETS          10,126
ALLOWANCE FOR POSIIBLE LOAN
LOSSES                               (1,152)
                                  ---------
               TOTAL ASSETS       $ 186,538
                                  =========

LIABILITIES & EQUITY
REPURCHASE AGREEMENTS             $       0              -       0.00%
INTEREST BEARING DEMAND
DEPOSITS                             12,056            208       1.73%
SAVINGS AND MONEY MARKET
DEPOSITS                             38,184          1,060       2.78%

FHLB ADVANCES                         3,985            249       6.25%

TIME DEPOSITS                        91,147          5,084       5.58%
                                  ------------------------
TOTAL INTEREST BEARING
LIABILITIES                         145,372          6,601       4.54%
                                                    ------

DEMAND DEPOSITS                      26,593

OTHER LIABILITIES                       980
                                  ---------
TOTAL NON-INTEREST BEARING
LIABILITIES                          27,573
             TOTAL LIABILITIES      172,945
          SHAREHOLDERS' EQUITY       13,593
                                  ---------
         TOTAL LIABILITIES AND
          SHAREHOLDERS' EQUITY    $ 186,538
                                  =========
NET INTEREST DIFFERENTIAL                                        3.41%
                                                                 =====
NET YIELD ON INTEREST EARNING
ASSETS                                                           4.23%
                                                                 =====
NET INTEREST INCOME                                 $7,517
                                                    ======

---------------

(1) Average loans include non-accrual loans, which were $240 thousand and $5 thousand at March 31, 2001 and 2000, respectively, and $266 thousand, $7 thousand and $9 thousand at December 31, 2000, 1999 and 1998, respectively. Loan fees of $317 thousand, $449 thousand and $535 thousand for the years ended December 31, 2000, 1999, 1998, respectively, are included in interest income.
(2) The indicated interest income and average yields are presented on a taxable equivalent basis, utilizing effective tax rate of 35%. The taxable equivalent adjustments included above are $200 thousand and $201 thousand for the three months ended March 31, 2001 and 2000, respectively, and $785 thousand, $794 thousand and $575 thousand for the years ended December 31, 2000, 1999 and 1998, respectively.

The following tables present by category the major factors that contributed to the changes in net interest income for the periods presented. Amounts have been computed on a fully tax-equivalent basis.

                               Three months ended
                             March 31, 2001 and 2000
                      Increase (Decrease) Due to Change in:

                                              Average        Average
                                               Volume          Rate         Net
                                              -------        -------       ----

                                                          (in thousands)

Interest Income:
Due from banks......................           $  6          $   -         $  6
Loans...............................            410             10          420
Taxable investment securities.......            186              -          186
Tax exempt securities...............            (10)            10            -
Federal funds sold..................             13             (2)          11
                                               ----          -----         ----
Total interest income...............            605             18          623

Interest Expense:

Interest bearing-demand deposits ...             34             14           48
Savings and money market deposits...             11             33           44
Time deposits.......................            268            206          474
Repurchase agreements...............             30              2           32
FHLB advances.......................             (8)             1           (7)
                                               ----          -----         ----
Total interest expense..............            335            256          591
                                               ----          -----         ----
Net interest income.................           $270          $(238)        $ 32
                                               ====          =====         ====


                                                  Year Ended December 31,
                                                      2000 versus 1999
                                          --------------------------------------
                                          Increase (Decrease) Due to Change in:
                                          --------------------------------------
                                              Average      Average
                                              Volume        Rate        Net
                                          -------------   ---------  --------
                                                       (in thousands)
Interest Income:
Due from banks.........................      $    --      $   --     $    --
Loans..................................        1,552          99       1,651
Taxable investment securities..........          396         423         819
Tax exempt securities..................          (25)          3         (22)
Federal funds sold.....................          181          64         245
                                             -------      ------     -------
Total interest income..................      $ 2,104      $  589     $ 2,693
                                             -------      ------     -------

Interest Expense:

Interest bearing-demand deposits.......           95          52         147
Savings and money market deposits......           (9)        130         121
Time deposits..........................          763         707       1,470
Repurchase agreements..................          192           6         198
FHLB advances..........................            2           1           3
                                             -------      ------     -------
Total interest expense.................        1,043         896       1,939
                                             -------      ------     -------
Net interest income....................      $ 1,061      $ (307)    $   754
                                             =======      ======     =======

                                                  Year Ended December 31,
                                                      1999 versus 1998
                                          --------------------------------------
                                          Increase (Decrease) Due to Change in:
                                          --------------------------------------
                                              Average      Average
                                              Volume        Rate        Net
                                          -------------   ---------  --------
                                                       (in thousands)
Interest Income:(1)
Due from banks.........................      $    (8)     $    3     $    (5)
Loans..................................        1,312        (345)        967
Taxable investment securities..........          802          26         828
Tax exempt securities..................          660         (37)        623
Federal funds sold.....................           (4)        (15)        (19)
                                             -------      ------     -------
Total interest income..................      $ 2,762      $ (368)    $ 2,394
                                             -------      ------     -------

Interest Expense:(1)

Interest bearing-demand deposits.......           43          (2)         41
Savings and money market deposits......           91        (140)        (49)
Time deposits..........................        1,318        (309)      1,009
Repurchase agreements..................            5           -           5
FHLB advances..........................          (32)          1         (31)
                                             -------      ------     -------
Total interest expense.................        1,425        (450)        975
                                             -------      ------     -------
Net interest income....................      $ 1,337      $   82     $ 1,419
                                             =======      ======     =======

(1) The indicated interest income and average yields are presented on a taxable equivalent basis, utilizing effective tax rate of 35%. The taxable equivalent adjustments included above are $200 thousand and $201 thousand for the three months ended March 31, 2001 and 2000, respectively, and $785 thousand, $794 thousand and $575 thousand for the years ended December 31, 2000, 1999 and 1998, respectively.

Provision for Loan Losses. For the quarter ended March 31, 2001, we recognized a provision for loan losses of $65 thousand, an increase of $20 thousand over the provision of $45 thousand in the prior year first quarter. For the year ended December 31, 2000, we recognized a provision for loan losses of $255 thousand, an increase of $45 thousand over the provision of $210 thousand for the prior year. The increase in the provision for loan losses during each of the periods presented reflects the significant growth in the loan portfolio. Our provision for loan losses maintained the reserve at a level management believes appropriate in light of our lending activities, the quality of our loan portfolio, historical experience, volume and type of lending conducted by us, the status of past-due and non performing loans, the general economic conditions of our lending area and other factors affecting collectability of our loan portfolio. We had net charge-offs of $126 thousand in the first quarter of 2001 and $27 thousand for the year ended December 31, 2000 and did not experience any material change in our level of classified loans during 2000. While our management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial status of borrowers and regulatory requirements.


Non-Interest Income. Total non-interest income increased by $46 thousand to $383 thousand for the first quarter of 2001 from $337 thousand for the first quarter of 2000. Our non-interest income consists primarily of service fees on deposit accounts, fee income recognized on mortgage sales and other non-interest income (such as annuity sale fees and safe deposit box fees). The quarter to quarter increases in non-interest income primarily relates to an increase in service fees on deposit accounts of $63 thousand, reflecting the higher volume of deposits during the 2001 quarter. The increase in service fees on deposit accounts is partially offset by decreases of $19 thousand in fee income on mortgage sales, $15 thousand in other income and $3 thousand in other service charges and fees. In addition, we recognized $20 thousand in gains on the sale of investments and mortgage backed securities in the first quarter of 2001, while we had no such gains in the first quarter of 2000.

Total non-interest income remained stable at $1.4 million for both 2000 and 1999. Although our non-interest income overall remains stable, service fees on deposit accounts increased by $58 thousand, late charge fees on loans increased by $50 thousand and other non-interest income increased by $113 thousand, primarily reflecting increases in wire transfer fees and income from the Visa check cards we have issued. These increases were offset by a reduction in fee income on sales of mortgages of $214 thousand, due to a decrease in origination volume caused by an increase in overall interest rates for most of 2000 versus 1999. It is our strategy to sell the majority of our residential mortgages in the secondary market, which gives us greater liquidity and less interest rate risk.

Non-Interest Expense. Total non-interest expense for the first quarter of 2001 declined by $26 thousand to $1.9 million from the first quarter 2000. An increase in salaries and employee benefit expenses of $82 thousand was offset by a decrease in occupancy expenses of $13 thousand and other non-interest expenses of $94 thousand, primarily consisting of decreases in advertising expense of $25 thousand and in data processing expense of $18 thousand.

Our non-interest expense for 2000 increased over non-interest expense for 1999 by $515 thousand, or 7.3%. For 2000, our total non-interest expense was $7.6 million, compared to total non-interest expense of $7.1 million for 1999. The increase in non-interest expense reflects expenses incurred primarily as a result of our continued growth and expansion, as we opened four new offices in 1999 and 2000. Our salary expense increased by $110 thousand, employee benefit expense increased by $55 thousand and occupancy expenses increased by $112 thousand. In addition, furniture and equipment expenses increased by $97 thousand, stationary and printing expenses increased by $75 thousand and professional fees increased by $45 thousand. These increases reflect both normal and customary salary and benefit increases as well as our continued expansion.

Income Taxes. Our effective income tax rate for the first quarter of 2001 was 12.0% and in 2000 it was 13.2%, compared to 14.7% in 1999. Our effective income tax was positively effected by the large amount of our tax exempt interest income during all periods. The tax exempt income reduced our effective rate by 23% in the first quarter of 2001, 22% in 2000 and 18.7% in 1999.

                               FINANCIAL CONDITION

At March 31, 2001, our total assets were $289.3 million compared to $274.3 million at December 31, 2000, and $243.5 million at December 31, 1999. Increases through the first quarter of 2001 compare to year end 2000 included a $6.5 million increase in net loans and a $1.9 million increase in mortgage backed securities available for sale. Our investment portfolio remained stable during the first quarter. Deposits increased by $13.2 million from December 31, 2000 through March 31, 2001. Increases in total assets from year end 1999 to year end 2000 included increases of $17.5 million in net loans, $7.9 million in investment securities held to maturity, and $3.7 million in mortgage-backed securities available for sale. Federal funds sold decreased $4.7 million, as funds were used for new loan demand and to purchase new investment and mortgage-backed securities. Total deposits were $246.7 million at December 31, 2000 compared to $221.4 million at December 31, 1999.

Cash and Cash Equivalents. At March 31, 2001, total cash and cash equivalents equaled $18.3 million, an increase of $7.6 million from total cash and cash equivalents of $10.7 million at year-end, 2000. At December 31 2000, cash and equivalents decreased $1.2 million from December 31, 1999. Federal funds sold increased by $8.8 million to $11.2 million at March 31, 2001 from $2.4 million at year-end 2000 and decreased by $4.7 million from December 31, 1999 while cash and due from banks increased by $3.5 million. The first quarter increase in federal funds sold reflects current market conditions, with increased deposits and less attractive investment opportunities, while the year-to-year decrease reflects higher cash reserve requirements at our correspondent banks. The year-to-year decrease is attributable primarily to our loan and investment portfolio growth outpacing deposit growth during the period.

Loan Portfolio. For the first quarter of 2001, our loan portfolio, net increased by $6.5 million, after increasing by $17.5 million during 2000. The increases were primarily concentrated in commercial real estate loans, which increased by $5.0 million in the quarter and $10.9 million for 2000. The remainder of the increases in the year ended December 31, 2000 occurred in home equity loans, which increased by $3.7 million, and installment loans secured by first and second mortgages, which increased by $1.8 million.


Our lending limit to any one borrower at one time is equal to 15% of our capital funds, as defined under the New Jersey Banking Act and the Department of Banking and Insurance regulations. Capital funds include our unimpaired capital stock, surplus and undivided profits. This limit may be increased to 25% of our capital funds if at least 10% of the outstanding credit is fully secured by readily available marketable collateral. As of March 31, 2001, 15% of our capital funds was $3.1 million and 25% of our capital funds was $5.2 million.


The following schedules present the components of loans, by type, as of March 31, 2001 and 2000, and December 31, 2000, 1999, 1998, 1997 and 1996.

                                                 March 31,
                           ---------------------------------------------------
                                    2001                          2000
                           ---------------------------------------------------
                           Amount          Pct            Amount           Pct
                           ------          ---            ------           ---
                                     (in thousands, except percentages)

Commercial               $ 25,790         16.0%         $ 25,096          18.0%
RE Coml Properties         81,520         50.6%           67,093          48.2%
RE Res Properties          13,817          8.6%           12,146           8.7%
Consumer                    2,547          1.6%            1,975           1.5%
Installment                19,253         12.0%           17,933          12.9%
Home Equity                18,080         11.2%           14,841          10.7%
                         --------        -----          --------         -----
Gross Loans               161,007        100.0%          139,084         100.0%
                                         =====                           =====
Plus: Net deferred fees       181                            217
                         --------                       --------
Total Loans               161,188                        139,301

Less: Allowance for
       possible loan
       losses              (1,804)                        (1,680)

                         --------                       --------
Net Loans                $159,384                       $137,621
                         ========                       ========

                                                                 December 31,
                      ---------------------------------------------------------------------------------------------------
                              2000                1999                1998                1997                 1996
                      ---------------------------------------------------------------------------------------------------
                       Amount      Pct     Amount      Pct      Amount      Pct     Amount      Pct      Amount     Pct
                      --------    ------  --------    -----    --------   ------   --------    -----    -------    -----
                                                      (in thousands, except percentages)
Commercial            $ 25,118     16.3%  $ 24,559     18.0%    $19,242    16.6%   $ 21,769     20.9%   $17,670     22.3%
RE Coml Properties      76,493     49.5%    65,613     48.0%     54,788    47.3%     41,530     39.9%    27,333     34.5%
RE Res Properties       12,665      8.2%    12,367      9.0%     11,315     9.8%     12,055     11.6%     8,474     10.7%
Consumer                 2,451      1.6%     1,946      1.4%      1,850     1.6%      3,164      3.0%     3,278      4.1%
Installment             19,967     12.9%    18,178     13.3%     17,308    14.9%     16,970     16.3%    14,568     18.4%
Home Equity             17,830     11.5%    14,121     10.3%     11,281     9.7%      8,653      8.3%     7,813      9.9%
                      --------    -----   --------    -----    --------   ------   --------    -----    -------    -----
Gross Loans            154,524    100.0%   136,783    100.0%    115,783   100.0%    104,142    100.0%    79,137    100.0%
                                  =====               =====               ======               =====               =====
Plus:  Net deferred
fees                       202                 222                  169                   9                 (46)
                      --------            --------             --------            --------             -------
Total Loans            154,726             137,005              115,952             104,151              79,091

Less: Allowance for
       possible loan
       losses           (1,865)             (1,637)              (1,466)             (1,048)               (977)

                      --------            --------             --------            --------             -------
Net Loans             $152,860            $135,368             $114,486            $103,103             $78,114
                      ========            ========             ========            ========             =======




The following table sets forth, in terms of interest rate sensitivity, certain components of our loan portfolio as well as our fixed and adjustable rate loans within that portfolio at March 31, 2001.

                         Within 1 Year   1 to 5 Years   After 5 Years     Total
                         -------------   ------------   -------------     -----
Commercial(1)............   $31,037        $68,350        $7,923       $107,310
                            =======        =======        ======       ========
Fixed Rate Loans.........   $ 2,300        $ 7,829        $7,077       $ 17,206
Variable Rate Loans......    28,736         60,521           846         90,103
                            -------        -------        ------       --------
  Total(1)...............   $31,037        $68,350        $7,923       $107,310
                            =======        =======        ======       ========

(1) Includes commercial and real estate commercial loans only.


Our loan portfolio consists primarily of loans secured by real estate and, to a lesser extent, commercial and consumer loans. Our loans are made primarily to businesses and individuals located in our New Jersey trade area. We have not made loans to borrowers outside the United States. Commercial lending activities are focused primarily on lending to small business borrowers. We believe that our strategy of customer service, competitive rates and selective marketing have enabled us to gain market entry to local loans. Mergers and reorganizations by larger banks competing with us have also contributed to our efforts to attract borrowers.


Real estate loans consist of loans secured by commercial and residential real properties. The largest segment of our portfolio is commercial real estate loans. These loans are secured by mortgages on real estate and assignments of rents and leases and generally by the personal guarantees of the principles of the borrowers. These loans are generally on multi-tenanted commercial properties. Loans for $500 thousand or greater require full Board approval, unless secured by marketable securities and deposits held at the bank. Loans meeting these collateral standards require Board approval if they involve a credit in excess of $600 thousand. We believe that this segment of the loan market, i.e. for loans with an original principal balance of less than $1 million secured by commercial real estate, receives the least attention from the large regional and money centered banks serving the New Jersey market. Risks effecting this segment of our portfolio generally involve commercial real estate valuations.

The second largest component of our loan portfolio is commercial loans. These loans include commercial lines of credit, term loans, and our small business administration guaranteed loans, which constitutes approximately 20% of the commercial loan segment of our portfolio. Under the SBA program, the SBA guarantees up to 80% of the loan. From time to time, we sell the guaranteed portion of the loan into the secondary market, and retain the unguaranteed portion for our portfolio. Commercial loans are secured by non-real estate assets of the business borrowers, and we also generally receive the personal guarantees of the principles of the borrowers. These loans generally have maturities of five (5) years or less. All of these loans must be approved by our full Board of Directors if they involve credit exposures over $200 thousand. Risks inherent in these loans involve the success of the business of the borrower, which may be impacted both by the borrowers business model and general economic conditions in the market served by the borrower.

Our installment loan portfolio consists primarily of loans secured by a first or second lien on residential real estate. These loans are generally fixed rate, fixed term loans with maturities of ten (10) to fifteen (15) years. The proceeds of these loans may be used for either personal or business uses. Installment loans for original balances in excess of $150 thousand must be approved by our full Board of Directors. Risks inherent in these loans include both general economic conditions, which may impact the borrowers ability to repay, and real estate values, which will impact the value of collateral supporting the loan.

The home equity loan segment of our portfolio is made up of variable rate loans secured primarily by first and second mortgages on residential real estate. Loans in this portfolio generally have terms of twenty (20) years. As with installment loans, home equity loans for amounts in excess of $150 thousand must be approved by our full Board of Directors.

Our portfolio also contains a limited number of loans secured by residential real estate. Although the bank seeks to originate these loans as part of its marketing strategy, the majority of these loans are sold to secondary market investors and are not kept in portfolio. The loans which are held in our portfolio generally have fixed rates and maturities of ten (10) to fifteen (15) years. Included within this portfolio are a limited number of residential construction loans which are made only with end financing in place. These loans are generally secured by a first lien on a residential property.

The smallest component of our loan portfolio is consumer loans. Loans in this portfolio include auto loans (used to finance the purchase of both new and used automobiles), loans to finance the purchase of mobile homes, and unsecured loans. The risks in this segment of the portfolio deal more with the borrower's ability to repay their loans than with the underlying collateral. As such, the risks inherent in these loans generally relate to general economic conditions and employment conditions in the company's primary trade area.


                                  ASSET QUALITY

Our principal earning assets are loans. Inherent in the lending function is the risk of the borrower's inability to repay their loan under its existing terms. Risk elements include non-accrual loans, past due and restructured loans, potential problem loans, loan concentrations and other real estate owned.

Non-performing assets include loans that are not accruing interest (non-accrual loans) as a result of principal or interest being in default for a period of 90 days or more. When a loan is placed on such non-accrual status, all accumulated accrued interest receivable is charged against current period income. Until the loan becomes current, any payments received from the borrower are applied to outstanding principal until such time as management determines that the financial condition of the borrower and other factors merit recognition of such payments as interest.

We attempt to minimize overall credit risk through loan diversification and our loan approval procedures. Our due diligence begins at the time we begin to discuss with a borrower the origination of a loan. Documentation, including a borrower's credit history, materials establishing the value and liquidity of potential collateral, the purpose of the loan, the source and timing of the repayment of the loan, and other factors are analyzed before a loan is submitted for approval. Loans made are also subject to periodic review.

For the first quarter of 2001, our total non-accrual loans and total non-performing assets declined by $26 thousand. We had no other real estate owned at either March 31, 2001 or December 31, 2000. During 2000, our non-accrual loans increased to $266 thousand from $7 thousand at December 31, 1999. This balance represents term loans of $128 thousand and the unguaranteed portion of SBA term loans of $138 thousand.

      The following table sets forth information concerning our non-performing assets as of the dates indicated:

                              Non-Performing Loans



                                                  March 31,                         Year Ended December 31,
                                             -----------------------------------------------------------------------------------
                                               2001      2000         2000         1999          1998         1997         1996
                                             -----------------------------------------------------------------------------------
                                                                            (dollars in thousands)
Non-accrual loans                            $ 240        $5         $ 266        $   7         $   9         $ 192        $   0
Other real estate owned                          0         0             0            0            90             0            0
                                             -----        --         -----        -----         -----         -----        -----

Total non-performing assets (1)              $ 240        $5         $ 266        $   7         $  99         $ 192        $   0
                                             =====        ==         =====        =====         =====         =====        =====

Non-accrual loans to total loans              0.15%       NM          0.17%        0.01%         0.01%         0.18%        0.00%
Non-performing assets to total assets         0.08%       NM          0.10%        0.00%         0.05%         0.11%        0.00%
Allowance for possible loan losses as a
percentage of non-performing assets             NM        NM             NM           NM            NM            NM           NM

-------------------
(1) Excludes loans past due 90 days or more and still accruing interest of approximately $601 thousand and $100 thousand at March 31, 2001 and 2000, respectively, and $124 thousand and $0.5 thousand at December 31, 2000 and 1999, respectively.
NM - Not meaningful

If the above-described non-accruing loans had been current, our interest income would have increased by $7 thousand, $15 thousand and $1 thousand for the three months ended March 31, 2001 and the years ended December 31, 2000 and 1999, respectively. At the dates indicated in the table above, there were no concentration of loans to our borrowers exceeding 10% of our total loans and we had no foreign loans in either period.

At March 31, 2001, we had loans with outstanding balances of $900 thousand where known information caused management to have doubts as to the ability of the borrowers to comply with their present loan repayment terms and which are not disclosed above. The borrower on one of the loans is currently seeking a buyer for their business. The borrower for the second loan is currently involved in a bankruptcy reorganization. The loan is current and is performing in accordance with its terms.


Allowance for Loan Losses. We attempt to maintain an allowance for loan losses at a sufficient level to provide for losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur and any recovery within the same year as the charge-off is credited to the allowance.


Risks within the loan portfolio are analyzed on a continuous basis by the company's officers, by outside, independent loan review auditors and by our Directors' Loan Committee. A risk system, consisting of multiple grading categories, is utilized as an analytical tool to assess risk and appropriate reserves. We segregate the loan portfolio for loan loss purposes into segments based upon the underlying collateral. We provide for a general allowance for losses inherent in the portfolio by the collateral categories. General loss percentages are calculated based upon historical analyses as well as estimates of the inherent losses which may exist as of the evaluation date but are not quantifiable at that time. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and non-accruals; migration trends in the portfolio; trends in volume and portfolio mix; new credit products; and peer group comparisons. During the periods disclosed on the table below, our level of non-accrual loans and non-performing assets remained relatively stable, fluctuating by approximately $259 thousand during the entire five (5) year period discussed below, from a low of $7 thousand at December 31, 1999 to a high of $266 thousand at December 31, 2000. Because of the relative stability in our non-performing assets, the majority of changes within our allowance for loan losses occurred within the general loss percentages, rather than with regard to the specific allowances discussed below. Therefore, during the periods disclosed in the tables below, the biggest factors in setting our level of allowance for loan losses were the trends in volume of our portfolio and the mix of our portfolio as well as the migration among the types of loans within our portfolio. For example, from December 31, 1996 through March 31, 2001, our real estate loans secured by non-residential properties increased from 35% of our portfolio to 51% of our portfolio. The percentage of the allocation of the allowance for loan losses attributable to commercial loans secured by non-residential real estate increased similarly during this period. Also during this period, loans secured by residential real estate declined from 11% of our portfolio at December 31, 1996 to 9% of our portfolio at March 31, 2001, and the portion of our allowance attributable to these loans decreased accordingly.

Specific allowances are provided in the event that the specific analysis on each classified loan indicates that the probable loss would be in excess of the general percentage allocation. In determining a specific loss allocation, we also take into account local, statewide and national economic performance but only to the extent such economic conditions actually impact the financial health of the borrower. If economic conditions produce deterioration in a borrower's cash flow or income statements, those factors are taken into account in setting the specific reserves, along with other factors management may deem appropriate. The provision for loan loss is adjusted to bring the allowance for loan losses to the required level as determined above. These estimates are reviewed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. As mentioned above, during the periods disclosed in the tables below, our asset quality has remained stable, and application of the specific reserves has not caused significant changes in the allowance during these periods.

Additions to the allowance are made by provisions charged to expense and the allowance is reduced by net charge-offs (i.e., loans judged to be uncollectible and charged against the reserve, less any recoveries on such loans). Although the allowance reflects management's best estimate of probable losses inherent in the loan portfolio, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review the company's allowance for loan losses. These agencies may require us to take additional provisions based on their judgments about information available to them at the time of their examination.


In setting the allowance for loan losses, we take account of environmental factors only to the extent they effect individual borrowers. For example, the allowance for loan losses increased by $20 thousand for the first quarter of 2001 from the first quarter of 2000. Between these periods, the economy in our market area began to slow, as it did nationally. Due to the slowing economy, we perceived deterioration in the financial standing and cash flow strengths of certain borrowers, although their loans continue to perform at all times. Based upon our estimate of these economic weaknesses, caused by environmental factors but impacting particularized borrowers, we increased our provision between the first quarter of 2000 and the first quarter of 2001. We receive financial statements from borrowers on a periodic basis, and review them to determine whether the borrowers are experiencing any signs of financial weakness or deterioration, even while their loan may be performing. Based on these reviews and the existing level of our allowance, we then make adjustments as we deem appropriate.


Our allowance for possible loan losses totaled $1.8 million, $1.9 million and $1.6 million at March 31, 2001, December 31, 2000 and 1999, respectively. The following is a summary of the reconciliation of the allowance for loan losses for the periods presented.

                                                       March 31,                            Year Ended December 31,
                                                  ----------------------------------------------------------------------------------
                                                    2001        2000         2000         1999         1998        1997       1996
                                                  ----------------------------------------------------------------------------------
                                                                         (dollars in thousands)
Balance at beginning of period                    $1,865       $1,637       $1,637       $1,466       $1,048       $ 977       $850
CHARGE-OFFS:
Real estate                                           16            0            0           29          192           0          0
Installment                                            0            2           27           10           39         154         22
Commercial                                           111            0            0            0           11           0          0
                                                  ------       ------       ------       ------       ------       -----       ----
  Total Charge-offs                                  127            2           27           39          242         154         22

RECOVERIES:
Installment                                            1            0            0            0            0           0         (4)
                                                  ------       ------       ------       ------       ------       -----       ----
  Total Recoveries                                     1            0            0            0            0           0         (4)
Net Charge-offs                                      126            2           27           39          242         154         18
Provision charged to expense                          65           45          255          210          660         225        145
                                                  ------       ------       ------       ------       ------       -----       ----
Balance of allowance at end of period             $1,804       $1,680       $1,865       $1,637       $1,466      $1,048       $977
                                                  ======       ======       ======       ======       ======      ======       ====

Ratio of net charge-offs to avg loans
  outstanding                                       0.08%          NM         0.02%        0.03%        0.22%       0.17%      0.03%
Balance of allowance at period end as
  a percent of total loans at period end            1.12%        1.22%        1.21%        1.19%        1.26%       1.01%      1.24%

NM - Not meaningful


The following table sets forth, for each of our major lending areas, the amount and percentage of our allowance for loan losses attributable to such category, and the percentage of total loans presented by such category, as of the periods indicated:

             Allocation of the Allowance for Loan Losses By Category


                                                   March 31,
                                  ----------------------------------------------
                                         2001                   2000
                                  ----------------------------------------------
                                               % total                % total
                                   Amount       loans     Amount       loans
                                  ----------------------------------------------
                                                 (dollars in thousands)
Balance applicable to:
Commercial and industrial         $   289         16%    $   265        16%
Real Estate:
  Non-residential properties          856         47%        719        43%
  Residential properties              111          6%        124         7%
Consumer                               30          2%         18         1%
Installment                           161          9%        178        10%
Home Equity                           152          8%        144         9%
                                  -------        ---     -------       ---
Subtotal                            1,599         88%      1,448        86%
Unallocated Reserves                  205         12%        232        14%
                                  -------        ---     -------       ---
  Total                           $ 1,804        100%    $ 1,680       100%
                                  =======        ===     =======       ===

                                         2000                   1999                  1998                   1997
                                  ----------------------------------------------------------------------------------------
                                               % total                % total               % total               % total
                                   Amount       loans     Amount       loans      Amount     loans     Amount      loans
                                  ----------------------------------------------------------------------------------------
                                                                           (dollars in thousands)

Balance applicable to:
Commercial and Industrial         $   289         15%    $   232        14%     $   261        18%    $   232        22%
Real Estate:
  Non-residential Properties          843         45%        670        41%         602        41%        357        34%
  Residential Properties              108          6%        131         8%         111         8%         91         9%

Consumer                               28          1%         23         1%          20         1%         32         3%
Installment                           162          9%        189        12%         177        12%        128        12%
Home Equity                           153          8%        142         9%         118         8%         64         6%
                                  -------        ---     -------       ---      -------       ---     -------       ---
Subtotal                            1,583         85%      1,387        85%       1,288        88%        904        86%
Unallocated Reserves                  282         15%        250        15%         178        12%        144        14%
                                  -------        ---     -------       ---      -------       ---     -------       ---
  Total                           $ 1,865        100%    $ 1,637       100%     $ 1,466       100%    $ 1,048       100%
                                  =======        ===     =======       ===      =======       ===     =======       ===
                                          1996
                                  -----------------------
                                               % total
                                    Amount      loans
                                  -----------------------

Balance applicable to:
Commercial and industrial            $ 223        23%
Real Estate:
  Non-residential properties           288        29%
  Residential properties                97        10%
Consumer                                32         3%
Installment                            127        13%
Home Equity                             78         8%
                                     -----       ---
Subtotal                               845        86%
Unallocated Reserves                   132        14%
                                     -----       ---
  Total                              $ 977       100%
                                     =====       ===

Investment and Mortgage Backed Securities Portfolios. We maintain investment and mortgage backed securities portfolios to fund increased loan demand or decreased deposits and other liquidity needs and to provide an additional source of interest income. The portfolios are composed primarily of tax-free municipal securities and obligations of U.S. Government agencies and government sponsored entities, including collateralized mortgage obligations issued by such agencies and entities, and to a lesser extent, corporate and other debt securities.


We classify our investment securities and mortgage-backed securities as either held to maturity or available for sale. Investment and mortgage backed securities are classified as securities held to maturity based on management's intent and the company's ability to hold them to maturity. Such securities are stated at cost, adjusted for unamortized purchase premiums and discounts. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities, which are carried at market value. Realized gains and losses from marking the portfolio to market value are included in trading revenue. Securities not classified as securities held to maturity or trading securities are classified as securities available for sale, and are stated at fair value. Unrealized gains and losses on securities available for sale are excluded from results of operations, and are reported as a separate component of shareholders' equity, net of taxes. Securities classified as available for sale include securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase regulatory capital or other similar requirement.

Management determines the appropriate classification of securities at the time of purchase. At March 31, 2001, $35.2 million of our investment securities portfolio was classified as available for sale and $17.0 million of the portfolio was classified as held to maturity. At December 31, 2000 we had $38.8 million and $14.0 million of our investment portfolio classified as available for sale and held to maturity, respectively. At both period ends, our entire mortgage backed securities portfolio was classified as available for sale.

During the first quarter of 2000, our investment portfolio remained relatively unchanged at $52.2 million, compared to a total investment securities portfolio of $52.7 million at year-end 2000. The composition of the portfolio changed slightly with available for sale investment securities declining by $3.6 million and held to maturity investment securities increasing by $3.1 million.

During 2000, our total investment securities portfolio increased to $52.7 million, an increase of $9.4 million over our total investment securities portfolio of $43.3 million at December 31, 1999. The increase on our investment securities portfolio primarily occurred in the held-to-maturity portfolio, which increased to $14.0 million from $6.1 million at December 31, 1999. Investment securities available-for-sale increased to $38.8 million at December 31, 2000 from $37.2 million a year earlier. The increase in the held to maturity portfolio reflects the purchases of tax-free municipal securities. Our mortgage backed securities portfolio increased to $47.6 million at December 31, 2000 from $43.9 million at December 31, 1999.

The increase in the investment and mortgage-backed securities portfolios reflects our investment of excess liquidity not needed to fund loan demand. The following tables set forth the carrying value of our securities portfolio as of the dates indicated. A comparative summary of investment securities available for sale for the periods presented is as follows (in thousands):


                                                      March 31, 2001
                                                                      Fair
                                                Amortized Cost        Value
                                                --------------      --------
Investment securities available-for-sale
  U.S. Government and agencies securities           $ 5,837          $ 5,902
  Federal Home Loan Bank stock                          878              878
  State and Municipal obligations                    25,076           25,535
  Corporate securities                                   80               82
  Other                                               2,757            2,762
                                                    -------          -------

                                                    $34,628          $35,159
                                                    =======          =======
Investment securities held-to-maturity
  U.S. Government and agency securities             $ 9,042          $ 9,169
  State and Municipal obligations                     7,965            8,173
                                                    -------          -------
                                                    $17,007          $17,342
                                                    =======          =======

                                                     2000                          1999                            1998
                                          ---------------------------------------------------------------------------------------
                                          Amortized        Fair           Amortized        Fair          Amortized         Fair
                                            Cost           Value            Cost           Value            Cost           Value
                                           -------        -------          -------        -------          -------        -------
Investment securities
available-for-sale
  U.S. Government and agencies             $ 8,241        $ 8,257          $ 4,642        $ 4,566          $ 4,483        $ 4,490
    securities
  Federal Home Loan Bank stock                 800            800              622            622              590            590
  State and Municipal obligations           26,719         26,671           31,114         30,142           23,399         23,717
  Corporate securities                          80             80               12             12               42             42
  Other                                      2,968          2,968            1,905          1,900            2,512          2,503
                                           -------        -------          -------        -------          -------        -------

                                           $38,808        $38,776          $38,295        $37,242          $31,026        $31,342
                                           =======        =======          =======        =======          =======        =======
Investment securities
held-to-maturity
  U.S. Government and agency               $ 6,276        $ 6,340          $ 2,395        $ 2,320          $   702        $   728
    securities
  State and Municipal obligations            7,682          7,788            3,691          3,682            5,184          5,352
                                           -------        -------          -------        -------          -------        -------
                                           $13,958        $14,128          $ 6,086        $ 6,002          $ 5,886        $ 6,080
                                           =======        =======          =======        =======          =======        =======

Realized gains on sales of investment securities available-for-sale were $20 thousand for the three months ended March 31, 2001. There were no realized gains in 2000 and 1999.

The amortized cost and fair value of our investment securities at March 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            2001
                                         ------------------------------------------------------------------------
                                                  Available-for-sale                 Held-to-maturity
                                                                  Weighted                              Weighted
                                         Amortized       Fair      Average     Amortized       Fair      Average
                                            Cost         Value      Yield        Cost          Value      Yield
                                         ------------------------------------------------------------------------
                                                              (in thousands except percentages)
Investment securities
  Due in one year or less                 $ 6,206      $ 6,240      5.34%      $ 3,809       $ 3,840      4.63%
  Due in one year to five years            10,927       11,147      4.53         9,428         9,643      5.99
  Due in five years to ten years           13,174       18,436      4.82         2,551         2,621      6.76
  Due after ten years                       3,443        3,458      4.94         1,219         1,239      4.96


Equity securities                             878          878                       -             -

                                          $34,628      $35,158                 $17,007      $ 17,343
                                          =======      =======                 =======      ========



The amortized cost and fair value of our mortgage-backed securities available-for-sale are as follows in thousands:



                                     --------------------------
                                            March 31, 2001
                                     --------------------------
                                      Amortized          Fair
                                        Cost             Value
                                       -------          -------
Mortgage-backed securities
        available-for-sale
  Federal National Mortgage
        Association                    $28,928          $29,194
  Federal Home Loan
        Mortgage Corporation            11,668           11,752
  Government National
        Mortgage Association             8,478            8,518
                                       -------          -------

                                       $49,074          $49,464
                                       =======          =======


                                 --------------------------------------------------------------------------------------------------
                                              2000                               1999                                1998
                                      -------------------------         -------------------------        --------------------------
                                      Amortized          Fair           Amortized         Fair           Amortized           Fair
                                         Cost            Value            Cost            Value             Cost             Value
                                       -------          -------          -------          -------          -------          -------
Mortgage-backed securities
        available-for-sale
  Federal National Mortgage
        Association                    $27,832          $27,721          $20,951          $20,657          $17,841          $17,830
  Federal Home Loan
        Mortgage Corporation            11,951           11,934           17,330           16,909           15,440           15,388
  Government National
        Mortgage Association             7,956            7,901            6,365            6,299            2,699            2,684
                                       -------          -------          -------          -------          -------          -------

                                       $47,739          $47,556          $44,647          $43,865          $35,980          $35,903
                                       =======          =======          =======          =======          =======          =======

The amortized cost and fair value of our mortgage-backed securities at March 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                      2001
                                       ----------------------------------------
                                       Amortized      Fair           Weighted
                                          Cost        Value       Average Yield
                                       ---------      -----       -------------
                                                  (in thousands)
Mortgage-backed securities
available-for-sale
  Due in one year or less              $    71       $    71            4.66%
  Due in one year to five years          1,802         1,821            6.56
  Due in five years to ten years        17,157        17,310            5.83
  Due after ten years                   30,044        30,262            6.42
                                       -------       -------
                                       $49,074       $49,464
                                       =======       =======


Other Assets. Other assets, consisting primarily of prepaid expense accounts, increased by $150 thousand to $932 thousand during the first quarter of 2001 and declined by $975 thousand to $782 thousand at December 31, 2000 from $1.8 million at December 31, 1999. The first quarter increase was due to an increase of $145 thousand in principal receivable on investments. The 2000 decline is mainly due to costs attributed to the opening of our 10th branch in Lakewood, in early January 2000. As we prepared the branch for opening during 1999, construction in process was booked to the prepaid expense account. After the branch opened, the expenses were booked into fixed assets.


Deposits. Deposits are our primary source of funds. During the first quarter of 2001, our total deposits increased by $13.2 million, or 5.3%. Increases within deposits during the first quarter of 2001 included a $2.2 million increase in non-interest bearing demand deposits, a $5.5 million increase in certificates of deposits of $100 thousand or more, a $4.6 million increase in savings and money market deposits and a $1.3 million increase in interest bearing demand deposits. During 2000, our deposits increased by $25.3 million, or 11.4%, to $246.7 million at December 31, 2000 from $221.4 million at December 31, 1999. Increases within the portfolio during 2000 included an increase of $17.5 million in certificates of deposit under $100,000 and $7.8 million in interest bearing demand deposits. With the opening of new branches this year, we offered promotional rates on certificates of deposits in order to attract a deposit base. The addition of these branches caused deposits to increase $16.4 million, concentrated in certificates of deposits of $10.2 million, demand deposits of $5.1 million and savings deposits of $1.1 million.

The increase in our certificates of deposit represent management's reaction to the inverted yield curve prevalent during 2000 and early 2001. During this period, we chose to fund our lending and investment operations with shorter term certificates of deposit, anticipating lower market rates of interests. During 2001, we replaced these certificates of deposit with new certificates of deposit with three (3) year maturities and short-term certificates of deposits of $100,000 or more to accommodate our existing customers. Our certificates of deposit have traditionally been retail deposits originated from communities served by our branch network and generally relate to other account relationships at the bank. The deposits are not brokered deposits nor wholesale jumbo time deposits originated through the internet or other, similar deposit gathering methods. Historically, a large percentage of our certificates of deposit have renewed upon maturity. In addition, between our ability to borrow from the Federal Home Loan Bank and our available for sale investment securities portfolio, we have adequate alternative sources of liquidity should a significant percentage of our certificates of deposit not renew. In light of this, we do not believe we will experience significant liquidity or operational impacts upon the maturity of these deposit accounts.

The following table sets forth the average amounts of various types of deposits for each of the periods indicated:

                                                                 March 31,
                                           ------------------------------------------------------
                                                    2001                            2000
                                           ------------------------------------------------------
                                                          (dollars in thousands)
                                            Average      Average           Average        Average
                                             Amount        Yield            Amount         Yield
                                           --------      --------         --------        -------
Non-Interest Bearing Demand                 $39,865             -           $39,730
Interest-Bearing Demand                      23,192         2.14%            16,550         1.84%
Savings and Money Market Deposit             43,268         2.76%            41,416         2.46%
Time Deposits                               144,909         5.91%           125,903         5.30%
                                            -------                         -------

Total                                      $251,234                        $223,599
                                            =======                        ========

The following table sets forth the average amounts of various types of deposits for each of the peiods indicated:


                                                                        December 31,
                                           -----------------------------------------------------------------------
                                                    2000                   1999                      1998
                                           -----------------------------------------------------------------------
                                                                  (dollars in thousands)
                                            Average    Average       Average    Average        Average    Average
                                             Amount      Yield        Amount      Yield         Amount      Yield
                                           --------    --------     --------    --------      --------    --------
Non-Interest Bearing Demand                 $36,775          -       $31,674          -        $26,593          -
Interest-Bearing Demand                      19,568       2.02%       14,589       1.71%        12,056       1.73%
Savings and Money Market Deposit             41,284       2.74%       41,643       2.43%        38,184       2.78%
Time Deposits                               130,886       5.78%      117,017       5.21%        91,147       5.58%
                                            -------                  -------                   -------

Total                                      $228,511                 $204,923                  $167,980
                                            =======                  =======                   =======

We do not actively solicit short-term deposits of $100,000 or more because of the liquidity risks posed by such deposits, but generally accept them as an accommodation to our existing customers and the development of new relationships. The following table summarizes the maturity distribution of certificates of deposits of denominations of $100,000 or more as of March 31, 2001 (in thousands):

Time Deposits ($100,000 and over)

Three months or less........................  $ 5,666
Over three months through nine months.......    3,784
Over nine months through twelve months......    1,423
Over twelve months..........................      314
                                              -------
  Total.....................................  $11,187
                                              =======

Sweep Repurchase Agreements. In late December of 1999, we began offering sweep repurchase agreements to our commercial customers to provide them with a more competitive rate. These accounts are overnight agreements with commercial customers that are collateralized by U.S. Government agency securities. At March 31, 2001 and December 31, 2000, respectively, we had $6.3 million and $5.8 million outstanding under repurchase agreements, compared to $3.0 million outstanding under such agreements at December 31, 1999. Over the course of 2000, our average liability on repurchase agreements was $3.9 million compared to $0.9 million in average outstanding during the year ended December 31, 1999.

Interest Rate Risk Management. Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. Our net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, the company seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

The ratio between assets and liabilities repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rate changes.

One of our major objectives when managing the rate sensitivity of our assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of our Asset/Liability Committee ("ALCO"), which is comprised of five Board members. The process to review interest rate risk management is a regular part of our management. In addition, there is an annual process to review the interest rate risk policy with the Board of Directors which includes limits on the impact to earnings from shifts in interest rates.


To manage the interest sensitivity position, an asset/liability model called "gap analysis" is used to monitor the difference in the volume of our interest sensitive assets and liabilities that mature or reprice within given periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect. We employ computerized interest income simulation modeling to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions. The use of this model assists the ALCO to gauge the effects of the interest rate changes on interest sensitive assets and liabilities in order to determine what impact these rates changes will have upon the net interest spread.


At March 31, 2001, we maintained a one-year negative cumulative gap of $24.1 million, or 8.4% of total assets.



                                                             Interest Sensitivity Gap at March 31, 2001
                                                         3          3 to 12       1 to 5     Over 5
                                                       Months       Months         Years      Years      TOTAL
                                                      --------    ---------     ---------   --------   ---------
Investment and mortgage-backed securities,
  at amortized cost                                   $ 40,183    $ 23,563      $  21,396   $ 26,818   $ 111,960
Loans                                                   33,744      23,630         83,778     20,036     161,188
                                                      --------    --------      ---------   --------   ---------

Total earning assets                                    73,927      47,193        105,174     46,854     273,148
Non-interest bearing assets                              7,568           -              -      7,708      15,276
                                                      --------    --------      ---------   --------   ---------

Total assets                                          $ 81,495    $ 47,193      $ 105,174   $ 54,562   $ 288,424
                                                      ========    ========      =========   ========   =========


Interest bearing transactions deposits                   4,388      11,236         49,893      5,062      70,579
Time deposits                                           52,706      70,195         22,745          -     145,646
Repurchase agreements                                    6,272         500              -          -       6,772
FHLB advances                                                -           -          1,000      1,000       2,000
                                                      --------    --------      ---------   --------   ---------

Total interest bearing liabilities                      63,366      81,931         73,638      6,062     224,997
Non-interest bearing liabilities                         7,203         274         10,842     26,254      44,573
                                                      --------    --------      ---------   --------   ---------
Total liabilities                                       70,569      82,205         84,480     32,316     269,570
Equity                                                       -           -              -     18,854      18,854
                                                      --------    --------      ---------   --------   ---------

Total liabilities & equity                            $ 70,569    $ 82,205      $  84,480   $ 51,170   $ 288,424
                                                      ========    ========      =========   ========   =========

Interest sensitivity gap                              $ 10,926    $(35,012)     $  20,694   $  3,392   $       0
Cumulative gap                                        $ 10,926    $(24,086)     $  (3,392)  $      0   $       0


Liquidity. Our liquidity is a measure of our ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a cost effective manner. Our principal sources of funds are deposits, scheduled amortization and repayments of loan principal, sales and maturities of investment securities and funds provided by operations. While scheduled loan payments and maturing investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Through our investment portfolio we generally have sought to obtain a safe yet slightly higher yield than would have been available to us as a net seller of overnight Federal Funds, while still maintaining liquidity. Through our investment portfolio, we also attempt to manage our maturity gap by seeking maturities of investments which coincide as closely as possible with maturities of deposits.


As of March 31, 2001 our one year cumulative, negative gap was 8.4%, which is due to the maturing of certificates of deposits, which we anticipate will be renewed with either similar terms or longer terms. This short-term funding was strategically carried out, as the Bank anticipated a drop in interest rates due to the presence of an inverted yield curve. The Bank also has decided to fund some of the run-off of deposits with long-term FHLB advances. This should help to stabilize interest expense, as it will not be necessary to offer higher rates to attract renewals. The Bank is not dependent upon volatile liabilities either in the short or long-term, but has a consistent pool of core deposits. Our loan to asset ratio as of March 31, 2001 was 55%, with the majority of loans maturing or having interest rate adjustments beyond 1 year, but within 5 years. These loans are funded by a stable core deposit base.


As an additional source of liquidity, we have available to us a $14.5 million overnight borrowing line with FHLB secured by our 1-4 family loan portfolio and other secured lines of credit totaling $6.5 million with our correspondent banks. In addition, we have available $10 million from the FHLB with a minimum term of (1) one month. Of this $10 million, $2.5 million is being utilized as of March 31, 2001. During the three months ended March 31, 2001, and the year 2000, the bank did not find it necessary to purchase overnight Federal Funds, as deposit run-off and loan prepayments were at a minimum due to pricing strategies.


In late 1999, an overnight repurchase agreement product was begun. The initial accounts were transfers from existing products and did not add to our liability base. The average liabilities for these accounts for the 3 months ended March 31, 2001 and for the year ended December 31, 2000 were $5.5 million and $3.9 million respectively. The proceeds from these accounts has enabled the bank to fund loan growth.

Net cash provided by our operating activities was $3.4 million in 2000 compared to $155 thousand in 1999, primarily due to an increase in other assets. This increase was due primarily to a reallocation of assets on the balance sheet, and deferred tax benefits included as part of FASB 115 adjustments due to market valuation changes.

Net cash used in investing activities was $32.2 million in 2000 compared to $36.7 million in 1999. We used $11.9 million for net investment securities. $17.7 million of the increase was to fund loan growth, which was down from 1999 by 3.3 million, accounting for the majority of the decrease from year to year.

Net cash provided by our financing activities was $27.6 million for 2000 compared to $35.2 million in 1999. The decrease in 2000 was due primarily to a decrease in net deposit growth of $10.4 million.

The proceeds of the offering are not being utilized for liquidity needs, but to enhance our capital adequacy and to provide for growth. Therefore, our liquidity should not be materially affected, positively or negatively, by this offering.


Capital. A significant measure of the strength of a financial institution is its capital base. Our Federal regulators have classified and defined capital into the following components: (1) Tier I capital, which includes tangible shareholders' equity for common stock and qualifying preferred stock, and (2) Tier II capital, which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines which require a financial institution to maintain certain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier I capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percentage of risk-adjusted assets of 8.0%.

In addition to the risk-based guidelines, the federal regulators require that a financial institution which meets the regulators' highest performance and operation standards maintain a minimum leverage ratio (Tier I capital as a percentage of tangible assets) of 3%. For those institutions with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be proportionately increased by at least 100 to 200 basis points. Minimum leverage ratios for each bank are evaluated through the ongoing regulatory examination process.

Our Federal regulators impose capital standards on bank holding companies which are substantially similar to those imposed upon the bank.

The following tables show our capital amounts and regulatory requirements for the periods shown.


                                                                          For capital adequacy
                                                 Actual                          purposes                  To be well capitalized
                                      -----------------------------    ----------------------------     ----------------------------
                                         Amount             Ratio           Amount           Ratio          Amount           Ratio
                                     ------------        ----------    ---------------     --------     --------------    ----------
As of March 31, 2001
  Total capital (to risk-
     weighted assets)                 $20,658,082          10.99%        $15,038,784          8.00%        $18,798,480       10.00%
  Tier I capital (to risk-
     weighted assets)                  18,853,957          10.03%          7,519,392          4.00%         11,279,088        6.00%
  Tier I capital (to average
     assets)                           18,853,957           6.83%         11,039,037          4.00%         13,798,797        5.00%

As of December 31, 2000
  Total capital (to risk-
     weighted assets)                 $20,114,815          11.00%        $14,627,025          8.00%        $18,283,781       10.00%
  Tier I capital (to risk-
     weighted assets)                  18,249,610           9.98%          7,313,512          4.00%         10,970,268        6.00%
  Tier I capital (to average
     assets)                           18,249,610           6.74%         10,830,019          4.00%         13,537,524        5.00%

As of December 31, 1999
  Total capital (to risk-
     weighted assets)                  $17,730247          10.43%        $13,594,087          8.00%        $16,992,609       10.00%
  Tier I capital (to risk-
     weighted assets)                  16,093,256           9.47%          6,797,043          4.00%         10,195,565        6.00%
  Tier I capital (to average
     assets)                           16,093,256           6.56%          9,808,555          4.00%         12,260,694        5.00%



Impact Of Inflation And Changing Prices. Our financial statements and the notes to those financial statements, included in this prospectus, were prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, nearly all of our assets and liabilities are monetary. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                        RECENT ACCOUNTING PRONOUNCEMENTS

         We account for its transfers and servicing financial assets in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities.

         In September 2000, the SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replaced SFAS No. 125. This new statement revised the standard for accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The new standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings. We are required to adopt this new standard by March 31, 2001 and we do not expect this new standard to have a material impact upon our consolidated financial statements.

         In June 1998, the SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. It was amended in June 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS No. 133). SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS No. 133 an entity may designate a derivative as a hedge of exposure to either changes in:
(a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. SFAS No. 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. We adopted SFAS No. 133 effective July 1, 2000 and no adjustment was required as a result of the change in accounting principle.

         SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. We did not hold any derivative financial instruments as defined by SFAS No. 119 at December 31, 2000 or 1999.


                                   THE COMPANY

General

         First Washington FinancialCorp is registered with the board of governors of the Federal Reserve System as bank holding company under the Bank Holding Company Act of 1956, as amended and incorporated under the laws of the State of New Jersey. We are the holding company for First Washington State Bank, a New Jersey state chartered commercial bank. The bank is a full service commercial bank, providing a wide range of business and consumer financial services in our target marketplace, which is comprised primarily of Mercer, Monmouth and Ocean Counties, New Jersey. The bank operates through its main office located in Windsor, New Jersey, and ten branch offices located in Allentown, East Windsor, Freehold, Hamilton Square, Jackson, Lakewood, West Windsor and Whiting, New Jersey.

         The bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits. The operations of the bank are subject to the supervision and regulation of the Federal Reserve Bank and the New Jersey Department of Banking and Insurance. The principal executive offices of the bank are located at U.S. Route 130 & Main Street, Windsor, New Jersey 08561and the telephone number is (609) 426-1000.

         Our vision for the bank is to continue to serve our local communities by providing customers with quick response and access to senior bank officers and decision-makers, while also offering new and innovative products and services. In 2000, we expanded or introduced several products and services, including the "Senior Now Direct Account", which was implemented to provide senior citizens with an attractive package of convenient banking services, "Physicians Presidential Banking" to cater to the many medical professionals in our market, and the "Commercial Equity Line of Credit Account", to permit businesses to use longer term lines of credit. We also introduced our VISA Check Card and 24 hour telephone banking. In 2001, we plan to make available "ExecuBanc" to provide PC banking services. We also intend to explore expansion into non-banking lines of business such as insurance to enhance our non-interest income.

         We intend to use the proceeds of this offering to provide working capital for general corporate purposes and to fund our continued growth. In addition, the additional capital will allow us to fund larger loans, and therefore to better compete in our market area.



Business of the Company

         We conduct a traditional commercial banking business and offer services including personal and business checking accounts and time deposits, money market accounts and regular savings accounts. We recently implemented telephone banking, and plan to offer PC-banking in 2001. We structure our specific services and charges in a manner designed to attract the business of (i) small and medium-sized businesses, and the owners and managers of these entities; (ii) professionals and middle managers of locally-based corporations; and (iii) individuals residing, working and shopping in the Mercer, Monmouth and Ocean Counties, New Jersey trade area that we serve. We engage in a wide range of lending activities and offer commercial, consumer, residential and non-residential mortgage and construction loans.


Service Area

         Our service area primarily consists of Mercer, Monmouth and Ocean Counties, New Jersey, although we make loans throughout New Jersey. We operate through our main office in Windsor, New Jersey, and ten branch offices located in Allentown, East Windsor, Freehold, Hamilton Square, Jackson, Lakewood, West Windsor and Whiting, New Jersey.


Competition

         We operate in a highly competitive environment competing for deposits and loans with commercial banks, thrifts and other financial institutions, many of which have greater financial resources than we do. Many large financial institutions compete for business in our service area. In addition, in November, 1999, the Gramm-Leach-Bliley Financial Modernization Act of 1999 was passed into law. The Act permits insurance companies and securities firms, among others, to acquire financial institutions and has increased competition within the financial services industry. Certain of our competitors have significantly higher lending limits than we do and provide services to their customers which we do not offer.


         We believe that we are able to compete favorably with our competitors because we provide responsive personalized services through management's knowledge and awareness of our service area, customers and businesses.



Employees

         At March 31, 2001, we employed 98 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement and we believe that our employee relations are good.


                           SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the company and the bank.

Bank Holding Company Regulation

         As a bank holding company registered under the Bank Holding Company Act, the company is subject to the regulation and supervision applicable to bank holding companies by the Board of Governors of the Federal Reserve System. The company is required to file with the Federal Reserve Bank annual reports and other information regarding its business operations and those of its subsidiaries.

         The Bank Holding Company Act requires, among other things, the prior approval of the Federal Reserve Bank in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of any other bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it owns a majority of such company's voting shares) or (iii) merge or consolidate with any other bank holding company. The Federal Reserve Bank will not approve any acquisition, merger, or consolidation that would have a substantially anti-competitive effect, unless the anti-competitive impact of the proposed transaction is clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Bank also considers capital adequacy and other financial and managerial resources and future prospects of the companies and the banks concerned, together with the convenience and needs of the community to be served, when reviewing acquisitions or mergers.

         The Bank Holding Company Act generally prohibits a bank holding company, with certain limited exceptions, from (i) acquiring or retaining direct or indirect ownership or control of more than 5% of the outstanding voting stock of any company which is not a bank or bank holding company, or (ii) engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or performing services for its subsidiaries, unless such non-banking business is determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

         The Bank Holding Company Act was substantially amended through the Modernization Act. The Modernization Act permits bank holding companies and banks which meet certain capital, management and Community Reinvestment Act standards to engage in a broader range of non-banking activities. In addition, bank holding companies which elect to become financial holding companies may engage in certain banking and non-banking activities without prior FRB approval. Finally, the Modernization Act imposes certain new privacy requirements on all financial institutions and their treatment of consumer information. At this time, the Company has elected not to become a financial holding company, as it does not engage in any non-banking activities.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default. Under a policy of the Federal Reserve Bank with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve also has the authority under the Bank Holding Company Act to require a bank holding company to terminate any activity or to relinquish control of a non-bank subsidiary upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.


Capital Adequacy Guidelines for Bank Holding Companies.

         The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

         The minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least 4% of the total capital is required to be "Tier I Capital," consisting of common shareholders' equity and qualifying preferred stock, less certain goodwill items and other intangible assets. The remainder ("Tier II Capital") may consist of (a) the allowance for loan losses of up to 1.25% of risk-weighted assets, (b) non-qualifying preferred stock, (c) hybrid capital instruments, (d) perpetual debt, (e) mandatory convertible securities, and (f) qualifying subordinated debt and intermediate-term preferred stock up to 50% of Tier I capital. Total capital is the sum of Tier I and Tier II capital less reciprocal holdings of other banking organizations' capital instruments, investments in unconsolidated subsidiaries and any other deductions as determined by the FRB (determined on a case by case basis or as a matter of policy after formal rule-making).

         Bank holding company assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given similar credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for performing first mortgage loans fully secured by residential property which carry a 50% risk-weighting and loans secured by deposits in the Bank which carry a 20% risk weighting. Most investment securities (including, primarily, general obligation claims of states or other political subdivisions of the United States) are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of the U.S. Treasury or obligations backed by the full faith and credit of the U.S. Government, which have a 0% risk-weight. In converting off-balance sheet items, direct credit substitutes including general guarantees and standby letters of credit backing financial obligations are given a 100% risk-weighting. Transaction related contingencies such as bid bonds, standby letters of credit backing nonfinancial obligations, and undrawn commitments (including commercial credit lines with an initial maturity of more than one year) have a 50% risk-weighting. Short term commercial letters of credit have a 20% risk-weighting and certain short-term unconditionally cancelable commitments have a 0% risk-weighting.

         In addition to the risk-based capital guidelines, the FRB has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company that has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum.


Bank Regulation

         As a New Jersey-chartered commercial bank, we are subject to the regulation, supervision, and control of the New Jersey Department of Banking and Insurance. As an FDIC-insured institution, we are subject to regulation, supervision and control of the FDIC, an agency of the federal government. The regulations of the FDIC and the New Jersey Department of Banking and Insurance impact virtually all of our activities, including the minimum level of capital we must maintain, our ability to pay dividends, our ability to expand through new branches or acquisitions and various other matters.

         Insurance Deposits. Our deposits are insured up to a maximum of $100,000 per depositor under the Bank Insurance Fund of the FDIC. The FDIC has established a risk-based assessment system for all insured depository institutions. Under the risk-based assessment system, deposit insurance premium rates range from 0-27 basis points of assessed deposits. For the year ended December 31, 2000, we paid $44,982 in deposit insurance premiums.


         In addition, we pay assessments used to repay a portion of the amounts owed on bonds issued by the Federal Financing Cooperation to help pay for the thrift bailout of the early 1980s. This payment, equal to (.0013%) of assessed deposits, is in addition to the deposit insurance premiums discussed above.


         Capital Adequacy Guidelines. The FDIC has promulgated risk-based capital guidelines which are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under these guidelines, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. These guidelines are substantially similar to the Federal Reserve Board guidelines discussed above.

         In addition to the risk-based capital guidelines, the FDIC has adopted a minimum Tier 1 capital (leverage) ratio. This measurement is substantially similar to the Federal Reserve Board leverage capital measurement discussed above. At December 31, 2000, the bank's ratio of total capital to risk-weighted assets was 11.00%. Our Tier I capital to risk-weighted assets was 9.98%, and our Tier I capital to average assets was 6.74%.

         Dividends. The bank may pay dividends as declared from time to time by the Board of Directors out of funds legally available, subject to certain restrictions. Under the New Jersey Banking Act of 1948, the bank may not pay a cash dividend unless, following the payment, the bank's capital stock will be unimpaired and the bank will have a surplus of no less than 50% of the bank capital stock or, if not, the payment of the dividend will reduce the surplus. In addition, the bank cannot pay dividends in such amounts as would reduce the bank's capital below regulatory imposed minimums.


Description of Property

         The bank owns its main office in Windsor, New Jersey, and its branch offices in Allentown, West Windsor, Lakewood and Hamilton, New Jersey. There are no outstanding mortgages on any of those properties. In addition, the bank leases its branch offices in Freehold (two offices), Lakewood, Jackson, Whiting and East Windsor, New Jersey, and its operations center in Windsor, New Jersey. The following table sets forth certain information regarding the bank's properties:

                                      Owned Properties
                         -----------------------------------------
                          Location                     Square Feet
                         -----------------------------------------
                         Windsor                           9,120
                         Allentown                         2,210
                         West Windsor                      2,630
                         Lakewood (Kennedy Blvd)           6,700
                         Hamilton                          3,282


Leased Properties
Location                         Square Feet      Monthly Rental      Expiration of Term
-----------------                -----------      --------------      ------------------
Freehold                           3,200             $ 4,000               July, 2012
Freehold (Applewood)                 146                 521           November, 2010
Lakewood                             450               4,583           February, 2010
Jackson                              450               3,833          September, 2016
Whiting                            5,600               2,500           February, 2009
East Windsor                      12,000               9,421              April, 2009
Windsor (operations center)        5,200               2,839              March, 2008

Legal Proceedings

         We are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the business of the company and the bank. Management does not believe that there is any pending or threatened proceeding against the company or the bank which, if determined adversely, would have a material effect on the business or financial position of the company.


                                   MANAGEMENT

         The direction and control of the company is vested in the Board of Directors. The term of each director is three years. Directors are divided into three classes and elections are staggered so that the term for one class of directors expires each year. The following table sets forth information with respect to the directors and certain executive officers, including their ages, a brief description of their recent business experience, certain directorships held by each, the year in which each became a director of the company and the year in which their terms as director of the company expire.

Current Board of Directors and Executive Officers


Directors:                                                                             Term of Office

Name, Age, Position        Five Years Professional Experience                         Since - Expires
-------------------        ----------------------------------                         ---------------
Joe J. Mayes               President and Owner, Lets Go Travel; Consultant to          1991      2002
Director, 60               Manufactured Housing Industry

Steven I. Pfeffer          Shareholder in the law firm of Levin, Shea, Pfeffer &       1989      2002
Director, 55               Topas, P.A.

C. Herbert Schneider       President and Chief Executive Officer of the Bank           1991      2002
Director, 53

James N. Corcodilos        Retired, formerly Owner and Executive Officer, Jim's        1989      2003
Director, 75               Country Diner and Corcodilos, Inc. (restaurants)

Abraham S. Opatut          President, Colonial Marketing Associates/Colonial           1989      2003
Chairman                   Foods, Inc. (wholesale foods)
Director, 53

Ross Wishnick              President, r.e.w.Build, Corp. (builder/developer)           1989      2003
Director, 49

Harry Horowitz             President, H&H Gas and Appliance Co., (propane and          1989      2004
Vice Chairman              appliance sales)
Director, 77

James R. Johnson, Jr.      President, Bil-Jim Construction Co., Inc. (heavy            1989      2004
Director, 49               construction)

Jerry Kokes                Senior Vice President                                       1989      2004
Director, 53               The Kokes Organization (developer)

---------------
(1) Includes prior service on the Board of Directors of the bank prior to formation of the holding company on October 1, 1998.





Executive Officers:                                                                               Executive
Name, Age, Position              Five Years Professional Experience                             Officer Since
-------------------              ----------------------------------                             -------------
Lisa M. Albert, 35, Vice         Vice President, Branch Administrator, Branch                        2000
President, Branch                Administration Supervisor of First Washington State
Administrator                    Bank

Dawn S. Everett, 46,             Vice President, Human Resources, Facilities, Security               2000
Vice President, Human            and Insurance for First Washington State Bank
Resources and Facilities

Lewis H. Foulke, 39,             Vice President, Finance, Management Information                     2000
Vice President, Finance          Systems and Accounting for First Washington State Bank
and Management
Information Systems

Carol M. Jones, 52, Vice         Vice President, Marketing Officer and Branch                        2000
President, Marketing             Coordinator for First Washington State Bank

Sharon A. Lordi, 44,             Vice President, Retail Lending for First Washington                 2000
Vice President, Retail           State Bank
Lending

Elizabeth A. Solewater,          Senior Vice President, Commercial Lending, Commercial               2001
54, Senior Vice                  Lender, SBA Lender for First Washington State Bank,
President, Commercial            SBA Department Head for PNC Bank
Lending

Edna K. Stout, 64,               Senior Vice President, Loan Administration for First                1993
Senior Vice President,           Washington State Bank
Loan Administration



Stock Ownership of Management and Controlling Shareholders

         The following tables set forth, as of December 31, 2000, certain information concerning the ownership of the company's common stock by (i) each person who is known by the company to own beneficially more than five percent (5%) of the issued and outstanding common stock, (ii) each director of the company and each director of the bank, (iii) each named executive officer and
(iv) all directors and officers of the company as a group.

--------------------------------------------------------------------------------
                                  Number of Shares             Percent of Common
Name of Beneficial Owner       Beneficially Owned (1)             Common Stock
--------------------------------------------------------------------------------
Directors:
James N. Corcodilos                  174,646 (2)                       6.73%
--------------------------------------------------------------------------------
Harry Horowitz                        43,192 (3)                       1.66%
--------------------------------------------------------------------------------
James R.  Johnson, Jr.               222,110 (4)                       8.57%
--------------------------------------------------------------------------------
Jerry Kokes                          121,935 (5)                       4.70%
--------------------------------------------------------------------------------
Joe J. Mayes                         220,164 (6)                       8.49%
--------------------------------------------------------------------------------
Abraham S. Opatut                    107,299 (7)                       4.14%
--------------------------------------------------------------------------------
Steven I. Pfeffer                    143,780 (8)                       5.55%
--------------------------------------------------------------------------------
C. Herbert Schneider                 109,011 (9)                       4.15%
--------------------------------------------------------------------------------
Ross Wishnick                         85,539 (10)                      3.30%
--------------------------------------------------------------------------------
Directors and Executive            1,249,525 (11)                     44.63%
Officers of the Bank as
a group (16 persons)
--------------------------------------------------------------------------------
5% Shareholders:
--------------------------------------------------------------------------------
Mr. James R. Johnson, Jr.            222,110 (4)                       8.57%
PO Box 783
Jackson, NJ 08527
--------------------------------------------------------------------------------
Mr. Joe J. Mayes                     220,164 (6)                       8.49%
28 Clearview Court South
Palm Coast, FL 32137
--------------------------------------------------------------------------------
Mr. James N. Corcodilos              174,676 (2)                       6.73%
PO Box 301
Windsor, NJ 08561
--------------------------------------------------------------------------------
Mr. Steven I. Pfeffer                143,922 (8)                       5.55%
1448 14th Street
Lakewood, NJ 08701
--------------------------------------------------------------------------------

---------------
(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. Shares granted under the 1997 Incentive Stock Option Plan, are also included.

(2) Of this total, 2,868 shares are held by Mr. Corcodilos as custodian for his three grandchildren and 23,078 shares are purchasable upon the exercise of stock options.

(3) Of this total, 15,509 shares are held by a profit sharing plan of which Mr. Horowitz is trustee and 23,078 shares are purchasable upon the exercise of stock options.

(4) Of this total, 6,937 shares are held by a limited partnership of which Mr. Johnson is the general managing partner; 13,881 shares are held by a partnership of which Mr. Johnson is a general partner and 23,078 shares are purchasable upon the exercise of stock options.

(5) Of this total, 98,544 shares are held jointly with Mr. Kokes' wife and 23,078 shares are purchasable upon the exercise of stock options.

(6) Of this total, 44,166 shares are held by a trust of which Mr. Mayes is a trustee,794 shares are held jointly with Mr. Mayes' wife as custodian for their grandchild and 23,078 shares are purchasable upon the exercise of stock options.

(7) Of this total, 65,345 shares are held jointly with Mr. Opatut's wife; 2,252 shares are held by Mr. Opatut's wife in her name; 8,298 shares are owned by a partnership of which Mr. Opatut is a partner; and 23,078 shares are purchasable upon the exercise of stock options.

(8) Of this total, 98,016 shares are held jointly by Mr. Pfeffer and his wife and 6,085 shares are held by Mr. Pfeffer's wife in her name, 23,078 shares are purchasable upon the exercise of stock options.

(9) Of this total, 14,745 shares are held by Mr. Schneider's wife in her name. Also included are 55,153 shares that may be acquired by Mr. Schneider upon the exercise of stock options under the 1997 Incentive Stock Option Plan.

(10) Of this total, 29,633 shares are held by Mr. Wishnick's wife in her name and 23,078 shares are purchasable upon the exercise of stock options.

(11) Includes 8,755 shares that may be acquired upon the exercise of stock options not otherwise disclosed in these notes.

Executive Compensation

         The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to, the Chief Executive Officer of the company. Other than the Chief Executive Officer, no officer received compensation in excess of $100,000 in 2000.


                           SUMMARY COMPENSATION TABLE
                 Cash and Cash Equivalent Forms of Remuneration

------------------------------------------------------------------------------------------------------------------
                                             Annual Compensation                         Long-Term Compensation
                                            ----------------------------------------------------------------------
                                                                                                   Awards
                                                                                         -------------------------
                                                                            Other           Securities Underlying
                                                                           Annual                 Options/
                                                Salary        Bonus      Compensation                SARs
Name and Principal Position         Year          ($)          ($)          ($)(1)                    (#)
------------------------------------------------------------------------------------------------------------------
C. Herbert Schneider, Chief
Executive Officer and President     2000        220,148         -            -                      -
                                   -------------------------------------------------------------------------------
                                    1999        198,098         -            -                    6,250
                                   -------------------------------------------------------------------------------
                                    1998        192,300         -            -                      -
------------------------------------------------------------------------------------------------------------------

-----------------
(1) The company believes the value of these perquisites and other benefits to be less than 10% of the salary and bonus reported in the table above. Mr. Schneider is provided with an automobile for business use in connection with his services as an executive and all expenses relating to this vehicle are paid by the company. We are unable to determine with reasonable effort and expense the extent or value of the benefits, if any, which Mr. Schneider may have derived for the value of the personal use of such automobile. In any event, we believe after reasonable inquiry that the value of the personal use of the automobile does not exceed $5,000 per year in the aggregate.

Employment Agreements

      The company entered into a Change in Control Agreement with Mr. Schneider, as of November 4, 1998. The Agreement remains in effect for a period of three years and is automatically extended for an additional one year period on the anniversary date unless the Board of Directors votes not to extend the initial term. The Agreement defines a "Change in Control" to mean the following: (1) the acquisition of the beneficial ownership of at least 25% of the company's voting securities or all or substantially all of the assets of the company by a single person or entity, or a group of affiliated persons or entities acting in concert; (2) the merger, consolidation or combination of the company with an unaffiliated corporation in which the Directors of the company immediately prior to such merger, consolidation or combination constitute less than a majority of the Board of Directors of the surviving, new or combined entity; (3) the transfer of all or substantially all of the company's assets; (4) the election to the Board of Directors of the company during any consecutive three year period of a group of individuals constituting a majority of the Board who were not serving as Directors of the company immediately prior to the consecutive three year period.

      In the event of a Change in Control and Mr. Schneider's termination, as a result of the change, as provided in the agreement, he will receive a lump sum equal to 2.99 times the highest annual compensation paid to him during any three calendar years immediately prior to the Change in Control. Should there be a Change in Control and termination during 2001, Mr. Schneider would be entitled to a payment of $658,243. In no event may the Change in Control payments and benefits to Mr. Schneider exceed the limitations imposed under Section 280G of the Internal Revenue Code. The Board has the right to terminate Mr. Schneider for cause as defined in the Agreement.

1997 Stock Option Plan

         Under the 1997 Stock Option Plan, options for an aggregate of 332,668 shares of common stock may be issued, subject to adjustment in the event of stock dividends, stock splits, and certain other capital changes. The 1997 Stock Option Plan provides that both nonqualified options and incentive stock options under the Internal Revenue Code of 1986, as amended may be issued. During 2000, no options were granted under the 1997 Stock Option Plan to our Chief Executive Officer.


         The following table sets forth information concerning the fiscal year-end value of unexercised options held by the executive officers of the company named in the table above. No stock options were exercised by such executive officers during 2000.

                              AGGREGATED OPTION/SAR
                            EXERCISES IN LAST FISCAL
                             YEAR AND FY-END OPTION

-----------------------------------------------------------------------------------------------------------------
                                                              Number of Securities
                                                              Underlying
                                                              Unexercised Options/SARs    Value of Unexercised
                       Shares Acquired on         Value       at FY-End (#) Exercisable/  In-the-Money Options/
         Name             Exercise (#)           Realized     Unexercisable               SARs at FY-End
-----------------------------------------------------------------------------------------------------------------
C. Herbert Schneider         N/A                  $ N/A             55,153(E)                $584,125(E)
=================================================================================================================


Director Compensation

      The company does not currently pay Directors fees. Directors of the bank receive $500 per Board meeting attended. In addition, during 2000, the Chairman of the bank received a retainer of $6,250 per month and the Vice Chairman of the bank received a retainer of $1,458 per month. During 2000, no Director received compensation for any committee meeting attended.

1999 Stock Option Plan

      During 1999, the Board of Directors adopted the 1999 Stock Option Plan pursuant to which non-employee directors of the company may receive options to purchase up to an aggregate of 66,667 shares of the company's common stock. The Board adopted this program because it believed that tying director compensation to performance of the company's stock is in the best interests of the company's shareholders. Under the 1999 Stock Option Plan, the exercise price of all options granted is to be no less than 100% of the fair market value of the common stock on the date of grant. In addition, the number of shares subject to the 1999 Stock Option Plan and the shares purchasable upon the exercise of any options granted under the Plan will be adjusted in the event of certain stock dividends, stock splits and certain other capital changes. During 2000, no options were granted under the 1999 Stock Option Plan to any Director.



                     DESCRIPTION OF THE COMPANY'S SECURITIES

Capital Stock


         General. First Washington FinancialCorp is incorporated under the laws of the State of New Jersey. Therefore, the rights of holders of our stock will be governed by the New Jersey Business Corporation Act and the Certificate of Incorporation. Our Certificate of Incorporation provides for an authorized capitalization of 11,000,000 shares of capital stock, consisting of 10,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, to be issued in series as determined by the Board of Directors.

         As of March 31, 2001, there were 2,569,371 shares of common stock outstanding.

         Dividend Rights. The holders of our common stock will be entitled to dividends, when, as, and if declared by our Board of Directors, subject to the restrictions imposed by New Jersey law. The only statutory limitation applicable to the company is that dividends must be paid out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or out of the preceding year's net profit. However, as a practical matter, unless we expand our activities, our primary source of income will be the bank.

         Voting Rights. Except as discussed under "Anti-Takeover Provisions", each share of our common stock is entitled to one vote per share. Cumulative voting is not permitted. Under our Certificate of Incorporation, certain matters require a 66 2/3% stockholder vote. See "Anti-Takeover Provisions".

         Preemptive Rights. Under New Jersey law, shareholders may have preemptive rights if these rights are provided in the Certificate of Incorporation. Our Certificate of Incorporation does not provide for preemptive rights.

         Appraisal Rights. Under New Jersey law, dissenting shareholders of the company have appraisal rights (subject to the broad exception set forth in the next sentence) upon certain mergers or consolidations. Appraisal rights are not available in any such transaction if shares of the company are listed for trading on a national securities exchange or designated as a national market system security on the NASDAQ system or held of record by more than 2,000 holders.

         Directors. Under New Jersey law and our Certificate of Incorporation, the company is to have a minimum of five and a maximum of 25 directors, with the number of directors at any given time to be fixed by the Board of Directors. We currently have nine members of our Board of Directors.


Preferred Stock

         Our Certificate of Incorporation authorizes us to issue up to 1,000,000 shares of preferred stock, in one or more series, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences and limitations as shall be set forth in resolutions providing for the issuance thereof adopted by the Board of Directors. No shares of preferred stock have been issued.

                            ANTI-TAKEOVER PROVISIONS

Bank Regulatory Requirements. Under the Federal Change in Bank Control Act (the "Control Act"), a 60 day prior written notice must be submitted to the FRB if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the Federal Reserve Bank ("FRB") determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended ("BHCA"), a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Under the BHCA, control is generally described to mean the beneficial ownership of 25% or more of the outstanding voting securities of a company, although a presumption of control may exist if a party beneficially owns 10% or more of the outstanding voting securities of a company and certain other circumstances are present.

Classified Board of Directors. Pursuant to the company's Certificate of Incorporation, the Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The Certificate of Incorporation and Bylaws provide that the size of the board shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the company.

Stockholder Vote Required to Approve Business Combinations. The Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the company's outstanding shares of voting stock to approve certain "Business Combinations," and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any Business Combination except in cases where the proposed transaction has been approved in advance by a majority of the company's Board of Directors. This provisions of the Certificate of Incorporation applies to any "Business Combination," which is defined to include
(i) any merger or consolidation of the company or any of its subsidiaries with or into any other person; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any other person of substantially all of the assets of the company or combined assets of the company and any of its subsidiaries, or (iii) any offer for the exchange of securities of another entry for the securities of the company.


Evaluation of Offers. The Certificate of Incorporation further provides that the Board of Directors, when evaluating any offer of another "Person", to (i) make a tender or exchange offer for any equity security of the company, (ii) merge or consolidate the company with another corporation or entity, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the company, may, in connection with the exercise of its judgment in determining what is in the best interest of the company, the bank and the shareholders of the company, give due consideration (to the extent permitted by law) to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the company's customers and the bank's present and future account holders, borrowers and employees; on the communities in which the company and the bank operate or are located; and on the ability of the company to fulfill its corporate objectives as a bank holding company and on the ability of the bank to fulfill the objectives of a state chartered stock bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the company, the Board of Directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of the company, even if the price offered is significantly greater than the then market price of any equity security of the company.

Amendment of Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by a majority vote of the company's Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 66 2/3% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights and the provisions relating to approval of certain business combinations.

Certain Bylaw Provisions The Bylaws also require a stockholder who intends to nominate a candidate for election to the Board of Directors to give at least 90 days advance notice in writing to the Secretary of the company. The notice provision requires a stockholder wishing to nominate any person or election as a director provide the company with certain information concerning the nominee and the proposing stockholder.


                                 TRANSFER AGENT

         Our transfer agent is Registrar & Transfer Co., 10 Commerce Drive, Cranford, New Jersey 07016. Telephone: (800) 368-5948.

                                  LEGAL MATTERS

         The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Windels Marx Lane & Mittendorf, LLP, New Brunswick, New Jersey.


                                     EXPERTS

         Our consolidated financial statements as of December 31, 2000 and 1999 and for years then ended included in this registration statement and prospectus have been audited by Grant Thornton LLP, independent certified public accountants, whose report is included in this registration statement and prospectus and given upon their authority as experts in accounting and auditing.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         The company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Exchange Act of 1934, as amended, with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. For further information with respect to the company and the shares of common stock, reference is made to the Registration Statement and the exhibits and schedules attached hereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Securities and Exchange Commission also maintains a Website that contains copies of such material. The address of the Securities and Exchange Commission's Website is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----
Report of Independent Certified Public Accountants.......................  F - 1


Consolidated Balance Sheets as of March 31, 2001 (unaudited) and
   December 31, 2000 and 1999............................................  F - 2

Consolidated Statements of Income for the three months ended March 31,
   2001 and 2000 (unaudited) and for the years ended
   December 31, 2000 and 1999............................................  F - 3

Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2000 and 1999 and the three months ended
   March 31, 2001 (unaudited)............................................  F - 4

Consolidated Statements of Cash Flows for the three months ended March
   31, 2001 and 2000 (unaudited) and for the years ended
   December 31, 2000 and 1999............................................  F - 5


Notes to Consolidated Financial Statements...............................  F - 6

               Report of Independent Certified Public Accountants



The Board of Directors and Stockholders
First Washington FinancialCorp


         We have audited the accompanying consolidated balance sheets of First Washington FinancialCorp as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Washington FinancialCorp as of December 31, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ Grant Thornton, LLP

Philadelphia, Pennsylvania
February 1, 2001

                         FIRST WASHINGTON FINANCIALCORP
                           Consolidated Balance Sheets


                                                                                             December 31,
                                                                    March 31,      -------------------------------
                                                                      2001              2000             1999
                                                                  -------------    -------------     -------------
                                                                   (Unaudited)
ASSETS
    Cash and due from banks                                       $  7,091,634      $  8,309,870      $  4,828,620
    Federal funds sold                                              11,245,000         2,400,000         7,140,000
                                                                  ------------      ------------      ------------

                  Total cash and cash equivalents                   18,336,634        10,709,870        11,968,620

    Interest bearing deposits with banks                               476,000           476,000            93,000
    Investment securities available-for-sale                        35,158,793        38,776,008        37,242,890
    Investment securities held-to-maturity (fair value of
       $17,342,540, $14,127,959 and $6,002,262 in 2001,
       2000 and 1999, respectively)                                 17,006,745        13,957,646         6,085,991
    Mortgage-backed securities available-for-sale                   49,463,703        47,555,701        43,865,467
    Loans, net                                                     159,384,346       152,860,409       135,368,043
    Premises and equipment, net                                      6,324,344         6,455,471         4,448,314
    Accrued interest receivable                                      1,754,028         1,798,138         1,445,148
    Deferred tax asset, net                                            506,471           903,722         1,211,670
    Other assets                                                       931,966           782,232         1,756,775
                                                                  ------------      ------------      ------------

                  Total assets                                    $289,343,030      $274,275,197      $243,485,918
                                                                  ============      ============      ============

LIABILITIES
    Deposits
       Non-interest bearing - demand                              $ 43,627,386      $ 41,435,236      $ 40,664,271
       Interest bearing - demand                                    24,538,358        23,190,157        15,422,144
       Savings and money market                                     46,040,723        41,416,213        41,341,152
       Certificates of deposit, under $100,000                     134,458,438       134,946,632       117,428,176
       Certificates of deposit, $100,000 and over                   11,187,770         5,697,140         6,518,669
                                                                  ------------      ------------      ------------

                  Total deposits                                   259,852,675       246,685,378       221,374,412
                                                                  ------------      ------------      ------------

    Securities sold under agreements to repurchase                   6,272,366         5,755,165         2,979,000
    FHLB advances 2,500,000                                          2,500,000         3,000,000
    Accrued interest payable                                           452,762           435,819           350,698
    Other liabilities                                                  810,149           767,925           852,323
                                                                  ------------      ------------      ------------

                  Total other liabilities                           10,035,277         9,458,909         7,182,021
                                                                  ------------      ------------      ------------

                  Total liabilities                                269,887,952       256,144,287       228,556,433
                                                                  ------------      ------------      ------------

STOCKHOLDERS' EQUITY
    Common stock - authorized, 10,000,000 shares of no
       par value; issued and outstanding, 2,569,371, 2,569,371
       and 2,566,965 shares in 2001, 2000 and 1999, respectively    16,945,203        16,945,203        16,938,230
    Retained earnings (accumulated deficit)                          1,908,765         1,322,348          (829,492)
    Accumulated other comprehensive income (loss)                      601,110          (136,641)       (1,179,253)
                                                                  ------------      ------------      ------------

                  Total stockholders' equity                        19,455,078        18,130,910        14,929,485
                                                                  ------------      ------------      ------------

                  Total liabilities and stockholders' equity      $289,343,030      $274,275,197      $243,485,918
                                                                  ============      ============      ============

        The accompanying notes are an integral part of these statements.

                         FIRST WASHINGTON FINANCIALCORP
                        Consolidated Statements of Income

                                                         For the three months ended        For the years ended
                                                                 March 31,                    December 31,
                                                        ---------------------------    ---------------------------
                                                            2001           2000            2000           1999
                                                        ------------    -----------    -----------     -----------
                                                         (Unaudited)   (Unaudited)
INTEREST INCOME
    Loans, including fees                               $ 3,347,376     $ 2,927,094    $12,592,773     $10,942,061
    Investment and mortgage-backed securities             1,441,920       1,256,215      5,307,433       4,501,970
    Federal funds sold                                      110,463          99,058        513,450         267,791
    Deposits with banks                                       8,077           1,623          6,569           6,510
                                                        -----------     -----------    -----------     -----------

           Total interest income                          4,907,836       4,283,990     18,420,225      15,718,332
                                                        -----------     -----------    -----------     -----------
INTEREST EXPENSE
    Deposits                                              2,565,608       1,999,427      9,091,315       7,352,717
    Borrowed funds                                          106,538          82,476        423,428         223,672
                                                        -----------     -----------    -----------     -----------

           Total interest expense                         2,672,146       2,081,903      9,514,743       7,576,389
                                                        -----------     -----------    -----------     -----------

           Net interest income                            2,235,690       2,202,087      8,905,482       8,141,943

PROVISION FOR LOAN LOSSES                                    65,000          45,000        255,000         210,000
                                                        -----------     -----------    -----------     -----------

           Net interest income after provision
               for loan losses                            2,170,690       2,157,087      8,650,482       7,931,943
                                                        -----------     -----------    -----------     -----------
NON-INTEREST INCOME
    Service fees on deposit accounts                        285,804         222,679        902,776         844,347
    Other service charges and fees                           29,785          32,998        105,293          55,618
    Net gains on sales of investment and
       mortgage-backed securities                            20,178               -              -               -
    Fee income on sales of mortgages                         23,045          41,955        175,463         389,162
    Other                                                    24,613          39,037        242,755         130,132
                                                        -----------     -----------    -----------     -----------

           Total non-interest income                        383,425         336,669      1,426,287       1,419,259
                                                        -----------     -----------    -----------     -----------
NON-INTEREST EXPENSE
    Salaries                                                875,806         809,296      3,371,575       3,261,076
    Employee benefits                                       193,476         178,316        677,955         622,779
    Occupancy expense                                       227,157         240,069        892,259         780,350
    Other                                                   590,951         685,460      2,656,811       2,419,121
                                                        -----------     -----------    -----------     -----------

           Total non-interest expense                     1,887,390       1,913,141      7,598,600       7,083,326
                                                        -----------     -----------    -----------     -----------
           Income before income tax expense                 666,725         580,615      2,478,169       2,267,876

INCOME TAX EXPENSE                                           80,308          51,608        326,329         333,000
                                                        -----------     -----------    -----------     ------------
           NET INCOME                                   $   586,417     $   529,007    $ 2,151,840     $ 1,934,876
                                                        ===========     ===========    ===========     ===========
PER SHARE DATA
                  NET INCOME - BASIC                    $      0.23     $      0.21    $      0.84     $      0.75
                                                        ===========     ===========    ===========     ===========
                  NET INCOME - DILUTED                  $      0.22     $      0.20    $      0.81     $      0.72
                                                        ===========     ============== ===========     ===========


        The accompanying notes are an integral part of these statements.

                         FIRST WASHINGTON FINANCIALCORP
            Consolidated Statement of Changes in Stockholders' Equity
                 for the years ended December 31, 2000 and 1999
              and the three months ended March 31, 2001 (Unaudited)



                                                                   Retained         Accumulated
                                                                    earnings           other                             Total
                                                   Common        (Accumulated      comprehensive    Comprehensive    stockholders'
                                                    stock           deficit)       income (loss)        income          equity
                                                 -----------     ------------      -------------    -------------    -------------
Balance at January 1, 1999                       $15,098,638      $  (920,046)     $    174,884      $         -      $14,353,476

    Net income                                             -        1,934,876                 -        1,934,876        1,934,876

    5% stock dividend (91,431 shares)              1,839,592       (1,844,322)                -                            (4,730)

    Other comprehensive income (loss),
       net of reclassification adjustments
       and taxes                                           -                -        (1,354,137)      (1,354,137)      (1,354,137)
                                                                                                     -----------

    Total comprehensive income                             -                -                 -      $   580,739                -
                                                 -----------      -----------      ------------      ===========      -----------

Balance at December 31, 1999                      16,938,230         (829,492)       (1,179,253)                       14,929,485

    Net income                                             -        2,151,840                 -      $ 2,151,840        2,151,840

    Stock options exercised                           10,000                -                 -                -           10,000

    Payment on fractional shares for
       4 for 3 stock split                            (3,027)               -                 -                -           (3,027)

    Other comprehensive income, net
       of reclassification adjustments
       and taxes                                           -                -         1,042,612        1,042,612        1,042,612
                                                                                                     -----------

    Total comprehensive income                             -                -                 -      $ 3,194,452                -
                                                 -----------      -----------      ------------      ===========      -----------

Balance at December 31, 2000                     $16,945,203      $ 1,322,348      $   (136,641)                      $18,130,910

    Net income for the three months
       ended March 31, 2001 (unaudited)                    -          586,417                 -      $   586,417          586,417

    Other comprehensive income, net
       of reclassification adjustments
       and taxes (unaudited)                               -                -           737,751          737,751          737,751
                                                                                                     -----------

    Total comprehensive income (unaudited)                 -                -                 -      $ 1,324,168                -
                                                 -----------      -----------      ------------      ===========      -----------
Balance at March 31, 2001 (unaudited)            $16,945,203      $ 1,908,765      $    601,110                       $19,455,078
                                                 ===========      ===========      ============                       ===========




         The accompanying notes are an integral part of this statement.

                         FIRST WASHINGTON FINANCIALCORP
                      Consolidated Statements of Cash Flows



                                                                        For the three months ended        For the years ended
                                                                                 March 31,                    December 31,
                                                                        ---------------------------   ----------------------------
                                                                            2001           2000            2000           1999
                                                                        -----------   ------------    ------------    ------------
                                                                         (Unaudited)   (Unaudited)
OPERATING ACTIVITIES
    Net income                                                          $   586,417     $   529,007   $  2,151,840    $  1,934,876
    Adjustments to reconcile net income to net cash provided
           by operating activities
       Depreciation and amortization                                        140,425         134,306        539,240         428,840
       Provision for loan losses                                             65,000          45,000        255,000         210,000
       Gains on sales of investment securities                              (20,178)            -                -               -
       Amortization of premium on investment securities                      18,036          22,654         88,886          83,186
       Amortization of premium on mortgage-backed securities                 23,087          47,567         86,303         134,635
       Accretion of discount on investment securities                        (1,460)         (1,753)        (6,574)         (6,294)
       Accretion of discount on mortgage-backed securities                  (49,162)        (43,868)       (92,526)        (97,325)
       Increase in accrued interest receivable                               44,110         (21,895)      (352,990)       (285,254)
       Increase (decrease) in other assets                                 (259,216)        274,647        706,398      (2,508,623)
       Increase (decrease) in accrued interest payable                       16,942         (24,349)        85,121          30,002
       Increase (decrease) in other liabilities                              42,224         109,995        (84,398)        231,254
                                                                        -----------     -----------   ------------    ------------

                  Net cash provided by operating activities                 606,225       1,071,311      3,376,300         155,297
                                                                        -----------     -----------   ------------    ------------

INVESTING ACTIVITIES
    Maturities (purchases) of interest bearing deposits with banks, net        -                  -       (383,000)              -
    Purchases of investment securities available-for-sale                  (200,803)     (2,930,349)    (7,937,573)    (18,795,390)
    Purchases of investment securities held-to-maturity                  (5,848,672)       (999,766)    (8,682,744)     (1,000,000)
    Proceeds from maturities of investment securities available-for-sale  3,807,295       1,200,925      3,622,832       5,883,786
    Proceeds from maturities of investment securities held-to-maturity    2,800,000         310,000        735,000       1,939,012
    Proceeds from sales of investment securities available-for-sale         595,779               -              -               -
    Purchases of mortgage-backed securities available-for-sale           (4,224,245)     (2,062,882)   (13,041,122)    (19,390,400)
    Repayments of principal on investment securities available-for-sale      35,302          32,537      3,802,650       6,471,931
    Repayments of principal on mortgage-backed securities
       available-for-sale                                                 2,839,620       2,255,678      9,948,566      10,077,809
    Net increase in loans                                                (6,458,937)     (2,297,669)   (17,747,366)    (21,092,371)
    Purchases of premises and equipment                                      (9,298)     (1,018,836)    (2,546,397)       (808,100)
                                                                        -----------     -----------   ------------    ------------

                  Net cash used in investing activities                  (6,663,959)     (5,510,362)   (32,229,154)    (36,713,723)
                                                                        -----------     -----------    -----------    ------------

FINANCING ACTIVITIES
    Issuance of common stock                                                      -               -         10,000               -
    Payment for fractional shares                                                 -               -         (3,027)         (4,730)
    Net increase in demand deposits and savings accounts                  8,164,861       2,341,013      8,614,039      13,692,701
    Net increase in certificates of deposit                               5,002,436       1,402,711     16,696,927      22,060,530
    Net increase (decrease) in borrowed funds                               517,201       1,850,421      2,276,165        (500,000)
                                                                        -----------     -----------   ------------    ------------

                  Net cash provided by financing activities              13,684,498       5,594,145     27,594,104      35,248,501
                                                                        -----------     -----------   ------------    ------------

Net increase (decrease) in cash and cash equivalents                      7,626,764       1,155,094     (1,258,750)     (1,309,925)

Cash and cash equivalents, beginning                                     10,709,870      11,968,620     11,968,620      13,278,545
                                                                        -----------     -----------   ------------    ------------

Cash and cash equivalents, end                                          $18,336,634     $13,123,714   $ 10,709,870    $ 11,968,620
                                                                        ===========     ===========   ============    ============


        The accompanying notes are an integral part of these statements.

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    First Washington FinancialCorp (the Company) was formed to operate as a bank holding company. Concurrently with its formation in 1998, the Company issued one share of its common stock in exchange for one share of common stock of First Washington State Bank (the Bank). The formation of the holding company called for a conversion of par value from $5.00 to no par value.


    The Bank is a New Jersey-chartered commercial bank. The Bank provides banking services to individual and corporate customers through its eleven branches in Mercer, Ocean, and Monmouth Counties, New Jersey.


    The Bank competes with other banking and financial institutions in its primary market communities, including financial institutions with resources substantially greater than its own. Commercial banks, savings banks, savings and loan associations, and credit unions actively compete for savings and time deposits, and for types of loans. Such institutions, as well as consumer finance, insurance, and brokerage firms, may be considered competitors of the Bank with respect to one or more of the services it provides.

    The Bank is subject to regulations of certain state and federal agencies and, accordingly, is periodically examined by those regulatory authorities. As a consequence of the extensive regulation of commercial banking activities, the Bank's business is particularly susceptible to being affected by state and federal legislation and regulations.

    1.  Basis of Financial Statement Presentation

    The accounting and reporting policies of the Bank conform with accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Bank and its wholly owned subsidiaries, FWS Holdings, Inc. and Windsor Realty Holdings, Inc. FWS Holdings, Inc. maintains and manages certain of the Bank's intangible assets, such as a portion of its investment portfolio. Windsor Realty Holdings, Inc. owns real estate where the Bank now has or may in the future have operations. All intercompany balances and transactions have been eliminated.

    The financial statements as of March 31, 2001, and for the three months ended March 31, 2001 and 2000 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial position and results of operations have been included. The results of operations for the three months ended March 31, 2001 and 2000 are not necessarily indicative of the results that may be attained for an entire fiscal year.

    In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Therefore, actual results could differ significantly from those estimates.

    The principal estimate that is particularly susceptible to significant change in the near term relates to the allowance for loan losses. The evaluation of the adequacy of the allowance for loan losses includes an analysis of the individual loans and overall risk characteristics and size of the different loan portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan obligations, as well as current loan collateral values. However, actual losses on specific loans, which also are encompassed in the analysis, may vary from estimated losses.


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


    1.  Basis of Financial Statement Presentation (continued)


    The Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 redefines how operating segments are determined and requires disclosures of certain financial and descriptive information about the Company's operating segments. Under current conditions, management has determined that the Company and its subsidiaries operate in one business segment, community banking.

    2. Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

    The Bank accounts for its transfers and servicing financial assets in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," as amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement provides accounting guidance on transfers of financial assets, servicing of financial assets, and extinguishments of liabilities.

    In September 2000, the Financial Accounting Standards Board issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," replacing SFAS No. 125. This new statement revises the standard for accounting and reporting for transfers and servicing of financial assets and extinguishments of liabilities. The new standard is based on consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The standard provides consistent guidelines for distinguishing transfers of financial assets from transfers that are secured borrowings. The Company adopted this new standard on March 31, 2001 and it did not have a material impact upon the Company's consolidated financial statements.

3.  Financial Instruments

    The Bank accounts for its financial instruments in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits.

    4.  Cash and Cash Equivalents

    Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

    Cash paid during the period and year for interest and income taxes are as follows:

                           Three months ended                Year ended
                               March 31,                    December 31,
                      ---------------------------    ---------------------------
                          2001            2000           2000           1999
                      -----------     -----------    -----------     -----------

    Interest          $ 2,545,734     $ 2,067,069    $ 9,429,622     $ 7,546,387
    Income taxes      $   120,000     $    44,230    $   466,920     $   486,400


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    5.  Investment and Mortgage-Backed Securities

    The Bank accounts for its investment and mortgage-backed securities in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard requires investments in securities to be classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Bank does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax, are required to be recognized as a separate component of stockholders' equity and excluded from the determination of net income.

    In June 1998, the SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. It was amended in June, 1999 by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and in June 2000, by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," (collectively SFAS No. 133). SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. Under SFAS No. 133 an entity may designate a derivative as a hedge of exposure to either changes in: (a) fair value of a recognized asset or liability or firm commitment, (b) cash flows of a recognized or forecasted transaction, or (c) foreign currencies of a net investment in foreign operations, firm commitments, available-for-sale securities or a forecasted transaction. Depending upon the effectiveness of the hedge and/or the transaction being hedged, any changes in the fair value of the derivative instrument is either recognized in earnings in the current year, deferred to future periods, or recognized in other comprehensive income. Changes in the fair value of all derivative instruments not recognized as hedge accounting are recognized in current year earnings. SFAS No. 133 is required for all fiscal quarters or fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 effective July 1, 2000. No adjustment was required as a result of the change in accounting principle.

    SFAS No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments requires disclosures about financial instruments, which are defined as futures, forwards, swap and option contracts and other financial instruments with similar characteristics. On balance sheet receivables and payables are excluded from this definition. The Company did not hold any derivative financial instruments, as defined by SFAS No. 119, at March 31, 2001, December 31, 2000 or 1999.

    6.  Loans and Allowance for Loan Losses

    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest on loans is accrued and credited to operations based upon the principal amounts outstanding. The allowance for loan losses is established through a provision for possible loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb loan losses on existing loans that may become uncollectible based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay.


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    Accrual of interest is discontinued on a loan when principal and interest become 90 days or more past due and when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Once a loan is placed on non-accrual status, interest previously accrued and uncollected is charged to operations and interest is included in income thereafter only to the extent actually received in cash.

    The Bank accounts for its impaired loans in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." This standard requires that a creditor measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Regardless of the measurement method, a creditor must measure impairment based on the fair value of the collateral when the creditor determines that foreclosure is probable.

    7.  Premises and Equipment

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations on a straight-line basis over the estimated useful lives of the assets.

    8.  Income Taxes

    Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

    The Company and its Subsidiaries file a consolidated federal income tax return and the amount of income tax expense or benefit is computed and allocated on a separate return basis.

    9.  Earnings Per Share

    The Company follows the provisions of SFAS No. 128, "Earnings Per Share," which eliminates primary and fully diluted earnings per share (EPS) and requires presentation of basic and diluted EPS in conjunction with the disclosure of the methodology used in computing such EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

    EPS is computed based on the weighted average number of shares of common stock outstanding, after giving retroactive effect to a 5% stock dividend declared on August 11, 1999 and a 4-for-3 stock split declared on September 13, 2000.

    10.  Advertising Costs

    The Company expenses advertising costs as incurred.


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

    11.  Stock Options

    The Company accounts for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation." The standard contains a fair value-based method for valuing stock-based compensation that entities may use, and measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock options and similar equity instruments under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. The Company's stock option plans are accounted for under APB Opinion No. 25.

    All stock option information has been revised to give retroactive effect to a 5% stock dividend declared on August 11, 1999 and a 4-for-3 stock split declared on September 13, 2000.

    12.  Comprehensive Income

    The Company follows SFAS No. 130, "Reporting Comprehensive Income." This standard established new standards for reporting comprehensive income which includes net income as well as certain other items which result in a change to equity during the period.

    The income tax effects allocated to comprehensive income (loss) is as follows for the following periods ended:

                                                                                  March 31, 2001
                                                                     ----------------------------------------
                                                                     Before tax        Tax      Net of tax
                                                                        amount        expense      amount
                                                                     -----------  -------------------------
                                                                                     (Unaudited)
    Unrealized gains on securities
    Unrealized holding gains (losses) arising during period          $ 1,154,839    $ (403,972)   $   750,867

       Less reclassification adjustment for gains
           realized in net income                                        (20,178)        7,062        (13,116)
                                                                     -----------    ----------    -----------

    Other comprehensive income (loss), net                           $ 1,134,661    $ (396,910)   $   737,751
                                                                      ==========    ==========    ===========

                                                                                   December 31, 2000
                                                                      ---------------------------------------
                                                                       Before tax        Tax      Net of tax
                                                                         amount        expense      amount
                                                                      ------------  -------------------------

    Unrealized gains on securities
    Unrealized holding gains (losses) arising during period          $ 1,618,705    $ (576,093)   $ 1,042,612

       Less reclassification adjustment for gains
           realized in net income                                              -             -              -
                                                                     -----------    ----------    -----------

    Other comprehensive income (loss), net                           $ 1,618,705    $ (576,093)   $ 1,042,612
                                                                     ===========    ==========    ===========

                                (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

                                                                                    December 31, 1999
                                                                         ---------------------------------------
                                                                          Before tax         Tax     Net of tax
                                                                            amount        benefit      amount
                                                                         ------------  -------------------------
       Unrealized losses on securities
       Unrealized holding gains (losses) arising during period           $(2,083,288)    $ 729,151  $(1,354,137)

          Less reclassification adjustment for gains
              realized in net income                                            -              -              -
                                                                         -----------     ---------  -----------

       Other comprehensive income (loss), net                            $(2,083,288)    $ 729,151  $(1,354,137)
                                                                         ===========     =========  ===========

    13.  Reclassifications

    Certain 1999 amounts have been reclassified to conform to the 2000 presentation.

NOTE B - INVESTMENT SECURITIES

    The amortized cost, unrealized gains and losses, and fair value of the Bank's available-for-sale and held-to-maturity investment securities are as follows:

                                                                          March 31, 2001
                                                -------------------------------------------------------------
                                                                      Gross           Gross
                                                  Amortized        unrealized      unrealized        Fair
                                                    cost              gains          losses          value
                                                 -----------       ----------      -----------   ------------
                                                                          (Unaudited)
    Investment securities available-for-sale
       U.S. Government and agencies securities   $ 5,836,839       $   69,657      $    (4,341)   $ 5,902,155
       Federal Home Loan Bank stock                  878,200                -                -        878,200
       State and municipal obligations            25,075,856          468,679          (10,142)    25,534,393
       Corporate securities                           80,000            1,937                -         81,937
       Other                                       2,757,595            4,513                -      2,762,108
                                                 -----------       ----------      -----------    -----------

                                                 $34,628,490       $  544,786      $   (14,483)   $35,158,793
                                                 ===========       ==========      ===========    ===========

    Investment securities held-to-maturity
       U.S. Government and agency securities     $ 9,041,695       $  129,352      $    (1,710)   $ 9,169,337
       State and municipal obligations             7,965,050          208,153                -      8,173,203
                                                 -----------       ----------      -----------    -----------

                                                 $17,006,745       $  337,505      $    (1,710)   $17,342,540
                                                 ===========       ==========      ===========    ===========


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE B - INVESTMENT SECURITIES - Continued

                                                                          December 31, 2000
                                                   -------------------------------------------------------------

                                                                         Gross           Gross

                                                    Amortized         unrealized      unrealized        Fair
                                                       cost              gains          losses          value
                                                   ------------       ----------      -----------   ------------
       Investment securities available-for-sale
          U.S. Government and agencies securities  $  8,240,920       $   28,123      $   (12,290)  $  8,256,753
          Federal Home Loan Bank stock                  799,700                -                -        799,700
          State and municipal obligations            26,718,558          139,015         (186,466)    26,671,107
          Corporate securities                           80,000                -                -         80,000
          Other                                       2,968,246            1,065             (863)     2,968,448
                                                   ------------       ----------      -----------   ------------

                                                    $38,807,424       $  168,203      $  (199,619)  $ 38,776,008
                                                     ==========       ==========      ===========   ============

       Investment securities held-to-maturity
          U.S. Government and agency securities    $  6,276,061       $   64,410      $         -   $  6,340,471
          State and municipal obligations             7,681,585          105,903                -      7,787,488
                                                   ------------       ----------      -----------   ------------

                                                   $ 13,957,646       $  170,313      $         -   $ 14,127,959
                                                   ============       ==========      ===========   ============

                                                                          December 31, 1999
                                                   -------------------------------------------------------------
                                                      Gross              Gross           Gross
                                                    Amortized         unrealized      unrealized        Fair
                                                       cost              gains          losses          value
                                                   ------------       ----------      -----------   ------------
       Investment securities available-for-sale
          U.S. Government and agencies securities  $  4,642,078       $      850      $   (77,129)  $  4,565,799
          Federal Home Loan Bank stock                  622,500                -                -        622,500
          State and municipal obligations            31,113,805                -         (971,547)    30,142,258
          Corporate securities                           12,000                -                -         12,000
          Other                                       1,904,950                -           (4,617)     1,900,333
                                                   ------------       ----------      -----------   ------------

                                                   $ 38,295,333       $      850      $(1,053,293)  $ 37,242,890
                                                   ============       ==========      ===========   ============

       Investment securities held-to-maturity
          U.S. Government and agencies securities  $  2,395,198       $    5,234      $   (80,131)  $  2,320,301
          State and municipal obligations             3,690,793                -           (8,832)     3,681,961
                                                   ------------       ----------      -----------   ------------
                                                   $  6,085,991       $    5,234      $   (88,963)  $  6,002,262
                                                   ============       ==========      ===========   ============

    Realized gains on sales of investment securities available-for-sale were approximately 20,000 for the three months ended March 31, 2001 and $-0- for the three months ended March 31, 2000, the years ended December 31, 2000 and 1999, respectively.


    The amortized cost and fair value of the Bank's investment securities at March 31, 2001 and December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE B - INVESTMENT SECURITIES - Continued

                                                                           March 31, 2001
                                                    ------------------------------------------------------------
                                                         Available-for-sale               Held-to-maturity
                                                    ----------------------------     ---------------------------
                                                     Amortized           Fair         Amortized          Fair
                                                       cost             value           cost             value
                                                    -----------      -----------     -----------     -----------
                                                                             (Unaudited)
      Investment securities
         Due in one year or less                    $ 6,206,394      $ 6,240,420     $ 3,809,306     $ 3,839,827
         Due in one year to five years               10,926,607       11,146,751       9,427,710       9,643,298
         Due in five years to ten years              13,173,607       13,436,154       2,551,296       2,620,674
         Due after ten years                          3,443,682        3,457,268       1,218,433       1,238,741
                                                    -----------      -----------     -----------     -----------
         Equity securities                              878,200          878,200               -               -
                                                    -----------      -----------     -----------     -----------
                                                    $34,628,490      $35,158,793     $17,006,745     $17,342,540
                                                    ===========      ===========     ===========     ===========

                                                                          December 31, 2000
                                                    ------------------------------------------------------------
                                                         Available-for-sale               Held-to-maturity
                                                    ----------------------------     ---------------------------
                                                     Amortized           Fair         Amortized          Fair
                                                       cost             value           cost             value
                                                    -----------      -----------     -----------     -----------
      Investment securities
         Due in one year or less                    $ 8,093,560      $ 8,090,677     $ 4,229,658     $ 4,240,067
         Due in one year to five years                8,866,850        8,894,122       5,120,145       5,175,803
         Due in five years to ten years              15,409,423       15,416,007       4,308,540       4,400,202
         Due after ten years                          5,637,891        5,575,502         299,303         311,887
                                                    -----------      -----------     -----------     -----------
         Equity securities                              799,700          799,700               -               -
                                                    -----------      -----------     -----------     -----------
                                                    $38,807,424      $38,776,008     $13,957,646     $14,127,959
                                                    ===========      ===========     ===========     ===========

    Investment securities having a carrying value of approximately $7,923,000 and $338,000 as of December 31, 2000 and 1999, respectively, were pledged to secure public funds or other purposes required or permitted by law.


NOTE C - MORTGAGE-BACKED SECURITIES

    The amortized cost, unrealized gains and losses, and fair value of the Bank's mortgage-backed securities available-for-sale are as follows:

                                                                           March 31, 2001
                                                    ------------------------------------------------------------
                                                                        Gross           Gross
                                                     Amortized       unrealized      unrealized         Fair
                                                       cost             gains          losses           value
                                                    -----------      -----------     -----------     -----------
                                                                             (Unaudited)
       Mortgage-backed securities
              available-for-sale
          Federal National Mortgage Association     $28,927,704      $   308,224     $   (42,548)    $29,193,380
          Federal Home Loan Mortgage
              Corporation                            11,668,594          101,079         (17,526)     11,752,147
          Government National Mortgage
              Association                             8,477,967           46,825          (6,616)      8,518,176
                                                    -----------      -----------     -----------     -----------
                                                    $49,074,265      $   456,128     $   (66,690)    $49,463,703
                                                    ===========      ===========     ===========     ===========

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE C - MORTGAGE-BACKED SECURITIES - Continued

                                                                           December 31, 2000
                                                    ------------------------------------------------------------
                                                                        Gross           Gross
                                                     Amortized       unrealized      unrealized         Fair
                                                       cost             gains          losses           value
                                                    -----------      -----------     -----------     -----------
       Mortgage-backed securities
              available-for-sale
          Federal National Mortgage Association     $27,831,614      $   126,608     $  (237,486)    $27,720,736
          Federal Home Loan Mortgage
              Corporation                            11,951,283           56,601         (74,116)     11,933,768
          Government National Mortgage
              Association                             7,956,308           11,154         (66,265)      7,901,197
                                                    -----------      -----------     -----------     -----------

                                                    $47,739,205      $   194,363     $  (377,867)    $47,555,701
                                                    ===========      ===========     ===========     ===========

                                                                           December 31, 1999
                                                    ------------------------------------------------------------
                                                                        Gross           Gross
                                                     Amortized       unrealized      unrealized         Fair
                                                       cost             gains          losses           value
                                                    -----------      -----------     -----------     -----------
       Mortgage-backed securities
              available-for-sale
          Federal National Mortgage Association     $20,950,802      $         -     $  (293,407)    $20,657,395
          Federal Home Loan Mortgage
              Corporation                            17,330,404                -        (421,001)     16,909,403
          Government National Mortgage
              Association                             6,365,443                -         (66,774)      6,298,669
                                                    -----------      -----------     -----------     -----------

                                                    $44,646,649      $         -     $  (781,182)    $43,865,467
                                                    ===========      ===========     ===========     ===========

    The amortized cost and fair value of the Bank's mortgage-backed securities at March 31, 2001 and December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           March 31, 2001                December 31, 2000
                                                    ------------------------------------------------------------
                                                     Amortized           Fair         Amortized          Fair
                                                       cost             value           cost             value
                                                    -----------      -----------     -----------     -----------
                                                            (Unaudited)
       Mortgage-backed securities available-for-sale
          Due in one year or less                   $    71,506      $    71,466     $   266,014     $   264,696
          Due in one year to five years               1,801,703        1,820,824         955,467         948,564
          Due in five years to ten years             17,156,853       17,310,070      15,214,717      15,135,473
          Due after ten years                        30,044,203       30,261,343      31,303,007      31,206,968
                                                    -----------      -----------     -----------     -----------

                                                    $49,074,265      $49,463,703     $47,739,205     $47,555,701
                                                    ===========      ===========     ===========     ===========


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE D - LOANS

    Loans are as follows:

                                                                                              December 31,
                                                                     March 31,      ----------------------------
                                                                        2001            2000            1999
                                                                    ------------    ------------    ------------
                                                                     (Unaudited)
       Commercial                                                    $25,790,075    $ 25,118,315    $ 24,558,824
       Real estate - residential                                      13,816,883      12,664,559      12,366,559
       Real estate - commercial                                       81,519,614      76,493,496      65,613,352
       Consumer                                                        2,546,671       2,450,945       1,945,659
       Installment - 1st and 2nd mortgages                            19,252,850      19,966,713      18,177,825
       Home equity                                                    18,080,880      17,829,552      14,120,807
                                                                    ------------    ------------    ------------
                                                                     161,006,973     154,523,580     136,783,026
       Deferred loan fees                                                181,498         202,034         222,008
       Allowance for possible loan losses                             (1,804,125)     (1,865,205)     (1,636,991)
                                                                    ------------    ------------    ------------

          Loans, net                                                $159,384,346    $152,860,409    $135,368,043
                                                                    ============    ============    ============

    Non-performing assets include loans past due 90 days or more, impaired loans and other real estate owned. The aggregate amount of these assets at March 31, 2001, December 31, 2000 and 1999, was approximately $240,000, $266,000 and $7,300, respectively.

    In the ordinary course of business, the Bank has granted loans to stockholders, officers, directors, and their affiliates. All loan transactions entered into between the Bank and such related parties were made on the same terms and conditions as transactions with all other parties. In management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The aggregate approximate amount of these loans outstanding at December 31, 2000 and 1999, was $4,128,000 and $2,453,000, respectively. New loans amounted to approximately $2,409,000 and $874,000, and repayments amounted to approximately $734,000 and $825,000 during the years ended December 31, 2000 and 1999, respectively.

    Changes in the allowance for possible loan losses were as follows:

                                                             Three months ended                Year ended
                                                                 March 31,                    December 31,
                                                        ---------------------------    ---------------------------
                                                            2001           2000            2000           1999
                                                        ------------   ------------    ------------   ------------
                                                                (Unaudited)
       Balance at beginning of period                   $ 1,865,205     $ 1,636,991    $ 1,636,991     $ 1,466,145
       Provision charged to expense                          65,000          45,000        255,000         210,000
       Net charge-offs                                     (126,080)         (1,548)       (26,786)        (39,154)
                                                        -----------     -----------    -----------     -----------

       Balance at end of period                         $ 1,804,125     $ 1,680,443    $ 1,865,205     $ 1,636,991
                                                        ===========     ===========    ===========     ===========


                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999


NOTE E - PREMISES AND EQUIPMENT

    Premises and equipment are as follows:

                                                                                               December 31,
                                                          Estimated       March 31,       ------------------------
                                                         useful life         2001            2000           1999
                                                         -----------      ----------      ---------      -------
                                                                        (Unaudited)
       Land                                              Indefinite     $ 1,708,525    $ 1,708,525     $   889,207
       Land and building improvements                    2-15 years       1,543,876      1,543,876       1,351,072
       Building                                            40 years       3,190,976      3,190,976       2,165,222
       Furniture and equipment                              5 years       2,657,333      2,648,035       2,139,514
                                                                         ----------     ----------     -----------
                                                                          9,100,710      9,091,412       6,545,015
       Less accumulated depreciation and amortization                    (2,776,366)    (2,635,941)     (2,096,701)
                                                                         ----------     ----------     -----------

                                                                        $ 6,324,344    $ 6,455,471     $ 4,448,314
                                                                        ===========    ===========     ===========

    Depreciation and amortization charged to operations amounted to approximately $140,000 and $134,000 for the three months ended March 31, 2001 and 2000, respectively, and $539,000 and $429,000 for the years ended December 31, 2000 and 1999, respectively.


NOTE F - DEPOSITS

    The schedule of maturities of certificates of deposit is as follows:

                                        March 31,    December 31,
                                          2001           2000
                                      ------------   ------------
                                       (Unaudited)

       2001                          $102,458,279    $121,840,372
       2002                            30,042,512      11,268,910
       2003                             7,421,683       3,899,759
       2004                             2,679,980       2,004,192
       2005                             1,863,474       1,630,539
       2006                             1,180,280               -
                                     ------------    ------------
                                     $145,646,208    $140,643,772
                                     ============    ============

NOTE G - FEDERAL HOME LOAN BANK ADVANCES

    At March 31, 2001 and December 31, 2000, the Bank had $2,500,000 of advances due to the Federal Home Loan Bank (FHLB). These advances mature as follows $500,000 in 2001; $500,000 in 2002; $500,000 in 2004; $1,000,000 in 2007.
    The weighted average interest rate was 6.39%.

    At December 31, 1999, the Bank had $3,000,000 of advances due to the FHLB. The weighted average interest rate was 6.33%.

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE H - OTHER EXPENSE

    The components of other expense are detailed as follows:

                                                            Three months ended                 Year ended
                                                                 March 31,                    December 31,
                                                        ---------------------------    ---------------------------
                                                            2001           2000            2000           1999
                                                        ------------   ------------    ------------   ------------
                                                                (Unaudited)
       Furniture and equipment                            $ 144,061       $ 148,009     $   551,855     $   455,080
       Data processing                                       63,122          81,616         269,655         268,201
       FDIC premiums                                         11,346          11,335          44,982          21,778
       Stationery and printing                               43,671          52,487         255,771         180,802
       Professional and other fees                           40,468          59,120         510,603         466,410
       Other                                                288,283         332,893       1,023,945       1,026,850
                                                          ---------       ---------     -----------     -----------

                                                          $ 590,951       $ 685,460     $ 2,656,811     $ 2,419,121
                                                          =========       =========     ===========     ===========

NOTE I - INCOME TAXES

    Income tax expense (benefit) is comprised of the following:


                                                              Three months ended                 Year ended
                                                                   March 31,                    December 31,
                                                          --------------------------     --------------------------
                                                             2001             2000           2000           1999
                                                          ----------       ---------     ----------      ----------
                                                                (Unaudited)
       Federal
          Current                                         $  52,265        $ 76,203      $ 481,851       $ 444,839
          Deferred                                           26,992         (25,271)      (159,795)       (170,691)
                                                          ---------        --------      ---------       ---------
                                                             79,257          50,932        322,056         274,148
                                                          ---------        --------      ---------       ---------
       State
          Current                                            27,702          17,817        112,623          96,912
          Deferred                                          (26,651)        (17,141)      (108,350)        (38,060)
                                                          ---------        --------      ---------       ---------
                                                              1,051             676          4,273          58,852
                                                          ---------        --------      ---------       ---------

                                                          $  80,308        $ 51,608      $ 326,329       $ 333,000
                                                          =========        ========      =========       =========

    A reconciliation of the difference between the effective rate and statutory rate is as follows:

                                                              Three months ended                 Year ended
                                                                   March 31,                    December 31,
                                                          -------------------------     --------------------------
                                                             2001             2000           2000           1999
                                                          ----------       --------     ----------      ----------
                                                                (Unaudited)
       Federal income tax at statutory rate               $ 226,687        $197,409      $ 842,578       $ 771,078
       Tax-exempt interest                                 (126,800)       (126,753)      (493,506)       (498,227)
       State income taxes, net of federal income
         tax benefit                                         11,000           9,580         74,331          63,962
       Other                                                (30,579)        (28,628)       (97,074)         (3,813)
                                                          ---------        --------      ---------       ---------

                                                          $  80,308        $ 51,608      $ 326,329       $ 333,000
                                                          =========        ========      =========       =========

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999


NOTE I - INCOME TAXES - Continued

    Net deferred tax assets and liabilities consist of the following:

                                                                                              December 31,
                                                                      March 31,      ---------------------------
                                                                        2001            1999             2000
                                                                     -----------     -----------     -----------
                                                                    (Unaudited)
       Deferred tax assets
          Provision for loan losses                                  $   719,357     $   719,357     $   619,799
          Other, primarily state net operating loss carryforwards        117,633         117,974           4,345
          Basis of premises and equipment                                 82,292          82,292          45,263
          Unrealized loss on securities available-for sale                     -          78,279         654,372
          Alternative minimum tax credit                                 169,300         169,300          84,623
                                                                     -----------     -----------     -----------

                                                                       1,088,582       1,167,202       1,408,402
                                                                     -----------      ----------     -----------

       Deferred tax liabilities
          Unrealized gain on securities available-for-sale              (318,631)              -               -
          Deferred loan costs                                           (119,600)       (119,600)       (117,570)
          Discount accretion                                            (143,880)       (143,880)        (79,162)
                                                                     -----------     -----------     -----------

                                                                        (582,111)       (263,480)       (196,732)
                                                                     -----------     -----------     -----------

          Net deferred tax asset                                     $   506,471     $   903,722     $ 1,211,670
                                                                     ===========     ===========     ===========

NOTE J - EARNINGS PER SHARE

         The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted EPS computations:

                                                                      For the three months ended March 31, 2001
                                                                   -----------------------------------------------
                                                                     Income            Shares            Per share
                                                                   (numerator)      (denominator)          amount
                                                                   -----------      -------------       -----------
                                                                                      (Unaudited)
       Basic EPS
          Income available to common stockholders                   $ 586,417          2,569,371           $ 0.23

       Effect of dilutive securities
          Options                                                           -           100,249             (0.01)
                                                                    ---------          ---------           ------

       Diluted EPS
          Income available to common stockholders
              plus assumed conversions                              $ 586,417          2,669,620           $ 0.22
                                                                    =========          =========           ======

    122,567 options to purchase shares of common stock with exercise prices ranging from $16.00 to $21.00 per share were not included in the computation of diluted EPS for the three months ended March 31, 2001 because the exercise price was greater than the average market price of the stock.


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE J - EARNINGS PER SHARE - Continued

                                                                    For the three months ended March 31, 2000
                                                                   ------------------------------------------
                                                                      Income          Shares        Per share
                                                                   (numerator)    (denominator)      amount
                                                                   -----------    -------------     ---------
                                                                                   (Unaudited)
       Basic EPS
          Income available to common stockholders                   $ 529,007       2,566,965        $ 0.21

       Effect of dilutive securities
          Options                                                           -          94,618         (0.01)
                                                                    ---------       ---------        ------

       Diluted EPS
          Income available to common stockholders
              plus assumed conversions                              $ 529,007       2,661,583        $ 0.20
                                                                    =========       =========        ======

    122,311 options to purchase shares of common stock with exercise prices ranging from $16.00 to $21.00 per share were not included in the computation of diluted EPS for the three months ended March 31, 2000 because the exercise price was greater than the average market price of the stock.


                                                                       For the year ended December 31, 2000

                                                                   --------------------------------------------
                                                                      Income          Shares        Per share
                                                                   (numerator)    (denominator)      amount
                                                                   -----------    -------------     ---------
       Basic EPS
          Income available to common stockholders                 $ 2,151,840       2,568,231        $  0.84

       Effect of dilutive securities
          Options                                                           -          99,893          (0.03)
                                                                  -----------       ---------        -------

       Diluted EPS
          Income available to common stockholders
              plus assumed conversions                            $ 2,151,840       2,668,124        $  0.81
                                                                  ===========       =========        =======

    126,054 options to purchase shares of common stock with exercise prices ranging from $16.00 to $21.00 per share were not included in the computation of diluted EPS for the year ended December 31, 2000 because the exercise price was greater than the average market price of the common stock.


                                                                        For the year ended December 31, 1999

                                                                   ----------------------------------------------
                                                                      Income            Shares        Per share
                                                                   (numerator)      (denominator)      amount
                                                                   -----------      -------------     ---------
       Basic EPS
          Income available to common stockholders                 $ 1,934,876         2,566,965        $  0.75

       Effect of dilutive securities
          Options                                                           -           104,457          (0.03)
                                                                  -----------         ---------        -------

       Diluted EPS
          Income available to common stockholders
              plus assumed conversions                            $ 1,934,876         2,671,422        $  0.72
                                                                  ===========         =========        =======

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999


NOTE J - EARNINGS PER SHARE - Continued


    84,402 options to purchase shares of common stock with exercise prices ranging from $16.00 to $17.06 per share were not included in the computation of diluted EPS for the year ended December 31, 1999 because the exercise price was greater than the average market price of the common stock.


NOTE K - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS
         OF CREDIT RISK

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    The Bank had the following approximate off-balance-sheet financial instruments whose contract amounts represent credit risk at the dates indicated:

                                                                  December 31,
                                          March 31,      ---------------------------
                                            2001            2000             1999
                                         -----------     -----------     -----------
                                          (Unaudited)
       Commitments to extend credit      $66,365,000     $48,558,000     $38,660,000
       Standby letters of credit         $ 2,197,000     $ 2,016,000     $ 2,191,000

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include Small Business Administration guarantees, deposit accounts at the Bank, marketable securities, personal or commercial real estate, accounts receivable, inventory, and equipment.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support contracts entered into by customers. Most guarantees extend for one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral to support these commitments.

    The Bank provides credit services, predominantly to small businesses and their owners, located within Mercer, Monmouth, and Ocean Counties, New Jersey. Substantially all of the loans outstanding at March 31, 2001, December 31, 2000 and 1999, are real estate related and the collateral is primarily located within the above-mentioned area. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic stability of this region.

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE L - LEASE COMMITMENTS

    The Bank has entered into several non-cancelable operating lease agreements for its banking facilities. Additionally, the Bank is responsible for pro rata operating expense escalations. The approximate minimum annual rental payments at December 31, 2000, under these leases are as follows:

       2001                                       $    329,000
       2002                                            341,000
       2003                                            353,000
       2004                                            365,000
       2005                                            377,000
       Thereafter                                    2,045,000
                                                   -----------

                                                   $ 3,810,000

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107 requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Bank, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Therefore, the Bank had to use significant estimations and present value calculations to prepare this disclosure, as required by SFAS No. 107. Accordingly, the information presented below does not purport to represent the aggregate net fair value of the Bank.

    Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

    Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial institutions. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 2000 and 1999, respectively, are outlined below.

    For cash and due from banks, federal funds sold, and interest bearing deposits with banks, the recorded book value of approximately $11,186,000 and $12,062,000 approximates fair value at December 31, 2000 and 1999, respectively. The estimated fair values of investment securities are based on quoted market prices, if available. Estimated fair values are based on quoted market prices of comparable instruments if quoted market prices are not available.


    The fair values of loans are estimated based on a discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying value of accrued interest approximates fair value.





                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS - Continued

                                                               2000                             1999
                                                   -----------------------------     -----------------------------
                                                      Carrying        Estimated        Carrying        Estimated
                                                       amount         fair value        amount         fair value
                                                   ------------     ------------     ------------     ------------
       Investment and mortgage-backed
         securities                                $100,289,000     $100,460,000     $ 87,194,000     $ 87,111,000

       Loans                                       $154,726,000     $155,026,000     $137,005,000     $134,032,000

    The estimated fair values of demand deposits (i.e., interest and non-interest bearing checking accounts, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts, and certificates of deposit approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected monthly time deposit maturities. The carrying amount of accrued interest payable approximates its fair value.

                                                               2000                             1999
                                                   -----------------------------     -----------------------------
                                                      Carrying        Estimated        Carrying        Estimated
                                                       amount         fair value        amount         fair value
                                                   ------------     ------------     ------------     ------------
       Time deposits                               $140,644,000     $139,143,000     $123,947,000     $123,959,000


    The fair values securities under agreements to repurchase totaling approximately $5,755,000 and $2,979,000 and of the FHLB advances totaling approximately $2,500,000 and $3,000,000 are estimated to approximate their recorded book balances at December 31, 2000 and 1999, respectively.


    There was no material difference between the notional amount and the estimated fair value of off-balance-sheet items which totaled approximately $50,574,000 and $40,851,000 at December 31, 2000 and 1999, respectively, and primarily comprise unfunded loan commitments which are generally priced at market at the time of funding.



NOTE N - STOCK OPTION PLANS


    The Board of Directors adopted the First Washington State Bank 1997 Stock Option Plan (the 1997 Stock Option Plan). Participation in the Plan is limited to directors and key employees of the Company and any of its subsidiaries. The Plan provides for the issuance of both Incentive Stock Options and Non-Qualified Stock Options. The Plan provided for an aggregate of 332,668 shares of common stock to be issued pursuant to stock options granted under the Plan. Effective with the approval of the 1997 Stock Option Plan, all 38,488 options previously granted under the 1991 Stock Option Plan are now considered granted under the 1997 Stock Option Plan and the 1991 Stock Option Plan was terminated.

    In December 1999, the Board of Directors adopted the First Washington Financial Corp 1999 Stock Option Plan (the Plan). Plan participation is limited to Directors of the Company and any of its subsidiaries. The Plan provides for the issuance of both Incentive Stock Options and Non-Qualified Stock Options. The Plan provides for an aggregate of 66,667 shares of common stock to be issued pursuant to Stock Options granted under the Plan. Generally, options will vest at rates varying from 20% per year, (full vesting after 5 years), except for these options which vested immediately in the year of grant.

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE N - STOCK OPTION PLANS - Continued


    The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans. Had compensation cost for the plans been based on the fair value of the options on the grant date consistent with SFAS No. 123, the Company's net earnings and earnings per common share would have been reduced to the pro forma amounts indicated below:

                                                        2000             1999
                                                    -----------      -----------

       Net income              As reported          $ 2,152,000      $ 1,935,000
                               Pro forma            $ 2,115,000      $ 1,416,000

       Basic EPS               As reported              $  0.84          $  0.75
                               Pro forma                $  0.82          $  0.57

       Diluted EPS             As reported              $  0.81          $  0.72
                               Pro forma                $  0.80          $  0.53

    These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants before October 1, 1995. The fair value of these options is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: risk-free interest rate of 6.13% and 5.28% in 2000 and 1999, respectively; and expected life of 10 for both years.



    A summary of the status of the Company's fixed stock option plan for the years ended December 31, 2000 and 1999, and changes during the years ending on those dates is presented below.

                                                                              2000                   1999
                                                                   ---------------------- -----------------------
                                                                               Weighted                 Weighted
                                                                                average                  average
                                                                                exercise                exercise
                                                                    Shares       price        Shares      price
                                                                   ---------- -----------    --------   ---------
       Outstanding at beginning of year                             285,638    $  10.40       209,669   $   8.36
       Granted                                                        9,412       17.13        91,420      16.52
       Cancelled                                                       (666)      16.69       (15,451)     16.36
       Exercised                                                     (2,406)       4.16             -          -
                                                                  ---------                  --------

       Outstanding at end of year                                   291,978    $  10.91       285,638    $ 10.40
                                                                   ========    ========      ========    =======

       Options exercisable at year-end                              204,218    $   8.17       185,244    $  7.16
                                                                   ========    ========      ========    =======

       Weighted average fair value of
           options granted during the year                                     $   7.83                  $  6.77
                                                                               ========                  =======

                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE N - STOCK OPTION PLANS - Continued
    The following table summarizes information concerning options outstanding at December 31, 2000:

                                        Options outstanding                                    Options exercisable
----------------------------------------------------------------------------------------       -------------------
                                           Weighted
                                            average           Weighted                             Weighted
                                          remaining           average                               average
       Range of          Number           contractual        exercised         Number               exercise
   exercise prices    outstanding         life (years)          price        exercisable             price
--------------------- -----------       ----------------   ---------------   -----------         --------------
$ 3.12                   35,281              1.69             $  3.12           35,281             $  3.12
$ 7.21  -  $ 7.63       132,713              6.23             $  7.25          132,713             $  7.25
$11.85  -  $17.06       122,484              8.50             $ 16.47           36,224             $ 16.47
$21.00                    1,500              9.79             $ 21.00              -               $     -
                      ---------                                                -------

                        291,978                                                204,218
                       ========                                                =======

NOTE O - EMPLOYEE BENEFIT PLAN

    The Bank has a defined contribution plan 401(k) covering all employees, as defined under the plan document. Employees may contribute up to 15% of compensation, as defined under the plan document. The Bank can make discretionary contributions. The Bank contributed approximately $45,000 and $31,000 into the plan in 2000 and 1999, respectively, and approximately $13,000 and $12,000 for the three months ended March 31, 2001 and 2000, respectively.



NOTE P - REGULATORY MATTERS

    State Banking statutes restrict the amount of dividends on capital stock. Accordingly, no dividends shall be paid by the Bank on its capital stock unless following the payment of such dividends, the capital stock of the Bank will be unimpaired, and (1) the Bank will have a surplus of not less than 50% of its capital, or, if not, (2) the payment of such dividend will not reduce the surplus of the Bank.

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of March 31, 2001 and December 31, 2000, management believes that the Bank meets all capital adequacy requirements to which it is subject.


                                   (Continued)

                         FIRST WASHINGTON FINANCIALCORP
                   Notes to Consolidated Financial Statements
             Three months ended March 31, 2001 and 2000 (unaudited)
                   and years ended December 31, 2000 and 1999

NOTE P - REGULATORY MATTERS - Continued

    As of March 31, 2001 and December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

    The Company and the Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                  To be well
                                                                                              capitalized under
                                                                         For capital          prompt corrective
                                                Actual                adequacy purposes       action provisions
                                     ------------------------   ------------------------- -------------------------
                                        Amount        Ratio        Amount         Ratio      Amount         Ratio
                                     ------------   ---------   ------------    --------- ------------    ---------
       As of March 31, 2001 (unaudited)
          Total capital (to risk-
              weighted assets)        $20,658,082    10.99%      $15,038,784      8.00%     $18,798,480      10.00%
          Tier I capital (to risk-
              weighted assets)         18,853,957    10.03%        7,519,392      4.00%      11,279,088       6.00%
          Tier I capital (to
              average assets)          18,853,957     6.83%       11,039,037      4.00%      13,798,797       5.00%

       As of December 31, 2000
          Total capital (to risk-
              weighted assets)        $20,114,815    11.00%      $14,627,025      8.00%     $18,283,781      10.00%
          Tier I capital (to risk-
              weighted assets)         18,249,610     9.98%        7,313,512      4.00%      10,970,268       6.00%
          Tier I capital (to
              average assets)          18,249,610     6.74%       10,830,019      4.00%      13,537,524       5.00%

       As of December 31, 1999
          Total capital (to risk-
              weighted assets)        $17,730,247    10.43%      $13,594,087      8.00%     $16,992,609      10.00%
          Tier I capital (to risk-
              weighted assets)         16,093,256     9.47%        6,797,043      4.00%      10,195,565       6.00%
          Tier I capital (to
              average assets)          16,093,256     6.56%        9,808,555      4.00%      12,260,694       5.00%


No dealer, salesperson or any other person has been authorized to give                    200,000 Shares
information or make any representation not contained in this prospectus in                Common Stock
connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by company or
underwriter. This prospectus does not constitute an offer to sell or a                    FIRST WASHINGTON FINANCIALCORP
solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the company since the date hereof or that
information contained herein is current as of any time subsequent to such date.                          P R O S P E C T U S



Until _____________, 2001, all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                                                                                                        _______________, 2001


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

Article VI of the Corporation's Certificate of Incorporation provides as follows:

            Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Certificate of Incorporation, or change in law which authorizes this paragraph shall not adversely affect any then existing right or protection of a director or officer of the Corporation.

Article VII of the Corporation's Certificate of Incorporation provides as follows:

         Article VII of the Certificate of Incorporation of the Company provides that the Company shall indemnify its present and former officers, directors, employees and agents and persons serving at its request against expenses, including attorneys' fees, judgments, fines or amounts paid in settlement incurred in connection with any pending or threatened civil or criminal proceedings to the fullest extent permitted by the New Jersey Business Corporation Act. Article VII also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the Company to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the Company would have the power to indemnify him under the provisions of Article
         VII. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" for any other enterprise at the request of the corporation. With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court II-1 in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct. The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the stockholders. A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.


Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee and the NASD Filing Fee) are estimated.

         SEC Registration Fee                                          $   1,500
         Printing and Engraving Costs                                      6,000
         Legal Fees and Expenses                                          50,000
         Accounting Fees and Expenses                                     35,000
         Transfer Agent and Registrar Fees and Expenses                    2,500
         Miscellaneous                                                     5,000
                                                                       ---------

                  TOTAL                                                 $100,000
                                                                       =========

Item 26.  Recent Sales of Unregistered Securities


         Other than as described below, there have been no securities of the Company sold or issued within the past three years that were not registered under the Securities Act of 1933, as amended (the "Securities Act"): In June of 2000, the Company issued 2,406 shares of Common Stock upon the exercise of stock options. The aggregate proceeds were $10,000. The transaction was exempt from registration pursuant to SEC Rule 701.

Item 27.  Exhibits

                                Exhibits List
                                -------------

Number    Description of Exhibits
------    -----------------------

3.1       Certificate of Incorporation of First Washington FinancialCorp,
          a New Jersey corporation(1)
3.2       Certificate of Incorporation of First Washington State Bank(1)
3.3       Bylaws of First Washington FinancialCorp(1)
3.4       Bylaws of First Washington State Bank(1)
4.1       Form of Common Stock Certificate(1)
4.2       1997 Stock Option Plan(1)
4.3       1999 Stock Option Plan(1)
5         Opinion of Windels Marx Lane & Mittendorf, LLP(1)
10        Change of Control Agreement between First Washington(1)
          FinancialCorp. and C. Herbert Schneider(1)
21        Subsidiaries of the Registrant(1)
23.1      Consent of Windels Marx Lane & Mittendorf, LLP (see Exhibit 5)(1)

23.2      Consent of  Grant Thornton, LLP, as auditor to First Washington
          FinancialCorp.

24        Power of Attorney(1)
99(a)     Form of Subscription Agreement(1)
99(b)     Form of Cover Letter(1)
99(c)     Form of Question & Answer Brochure(1)

(1)       Previously filed.

Item 28. Undertakings.

A. The undersigned Registrant hereby undertakes:

 (1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the conclusion of the offering.

  B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  C. The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.







                                      II-4a

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, State of New Jersey, on the 12th day of July, 2001.



                                               FIRST WASHINGTON FINANCIALCORP

                                               /s/ Abraham S. Opatut
                                               ---------------------
                                               ABRAHAM S. OPATUT
                                               Chairman of the Board


                                              /s/ Harry Horowitz
                                              ------------------
                                              HARRY HOROWITZ
                                              Vice Chairman of the Board


                                              /s/ James N. Corcodilos
                                              -----------------------
                                              JAMES N. CORCODILOS
                                              Director


                                              /s/ James R. Johnson, Jr.
                                              -------------------------
                                              JAMES R. JOHNSON, JR.
                                              Director


                                              /s/ Jerry Kokes
                                              ---------------
                                              JERRY KOKES
                                              Director


                                              /s/ Joe J. Mayes
                                              ----------------
                                              JOE J. MAYES
                                              Director


                                              /s/ C. Herbert Schneider
                                              ------------------------
                                              C. HERBERT SCHNEIDER
                                              President, Chief Executive Officer
                                              and Director
                                              (Principal Executive Officer)

                                              /s/ Ross Wishnick
                                              -----------------
                                              ROSS WISHNICK
                                              Director

                                              /s/ Lewis H. Foulke
                                              -------------------
                                              LEWIS H. FOULKE
                                              Vice President - Treasurer
                                              (Principle Financial
                                               and Accounting Officer)




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